EXHIBIT 10.2

CREDIT AGREEMENT

among

DIRECTV HOLDINGS LLC,

VARIOUS LENDERS,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as ADMINISTRATIVE AGENT,

BANK OF AMERICA, N.A.,

as SYNDICATION AGENT,

and

CITICORP NORTH AMERICA, INC.,

CREDIT SUISSE FIRST BOSTON and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as CO-DOCUMENTATION AGENTS

Dated as of March 6, 2003

$1,675,000,000

DEUTSCHE BANK SECURITIES INC. JOINT LEAD ARRANGER and JOINT BOOK MANAGER	BANC OF AMERICA SECURITIES LLC JOINT LEAD ARRANGER and JOINT BOOK MANAGER

(i)

Table of Contents (continued)

(ii)

Table of Contents (continued)

(iii)

Table of Contents (continued)

(iv)

Table of Contents (continued)

SCHEDULE I	Commitments
SCHEDULE II	Lender Addresses
SCHEDULE III	Real Property
SCHEDULE IV	Plans
SCHEDULE V	Subsidiaries; Legal Names; Organizational Numbers; Jurisdiction and Type of Organization; etc.
SCHEDULE VI	Existing Indebtedness
SCHEDULE VII	Insurance
SCHEDULE VIII	Satellite Licenses
SCHEDULE IX	Satellites
SCHEDULE X	Existing Liens
SCHEDULE XI	Existing Investments
SCHEDULE XII	Form of Accountant’s Certificate

EXHIBIT A-1	Notice of Borrowing
EXHIBIT A-2	Notice of Conversion/Continuation
EXHIBIT B-1	A-1 Term Note
EXHIBIT B-2	A-2 Term Note
EXHIBIT B-3	B Term Note
EXHIBIT B-4	Revolving Note
EXHIBIT C	Letter of Credit Request
EXHIBIT D	Section 4.04(b)(ii) Certificate
EXHIBIT E-1	Opinion of Weil, Gotshal & Manges LLP
EXHIBIT E-2	Opinion of Robert M. Hall, Esq.
EXHIBIT F	Officers’ Certificate
EXHIBIT G	Pledge Agreement
EXHIBIT H	Hypothecation Agreement
EXHIBIT I	Security Agreement
EXHIBIT J	Subsidiaries Guaranty
EXHIBIT K	Solvency Certificate
EXHIBIT L	Compliance Certificate
EXHIBIT M	Assignment and Assumption Agreement
EXHIBIT N	Intercompany Note

(v)

CREDIT AGREEMENT, dated as of March 6, 2003, among DIRECTV HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto from time to time, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent (in such capacity, the “Administrative Agent”) and BANK OF AMERICA, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”, and together with the Administrative Agent, the “Agents”). All capitalized terms used herein and defined in Section 11 are used herein as therein defined.

W I T N E S S E T H :

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Amount and Terms of Credit.

1.01. The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with an A–1 Term Loan Commitment severally agrees to make a term loan or term loans (each an “A-1 Term Loan” and, collectively, the “A-1 Term Loans”) to the Borrower, which A-1 Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all A-1 Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Agents otherwise agree in their sole discretion or have determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, A-1 Term Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans, together with all other outstanding Loans that are maintained as Eurodollar Loans, are subject to an Interest Period of one month which begins and ends on the same day, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the A-1 Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, A-1 Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with an A-2 Term Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and on or prior to the date occurring 270 days after the Initial Borrowing Date, a term loan or term loans (each an “A-2 Term Loan” and, collectively, the “A-2 Term Loans”) to the Borrower, which A-2 Term Loans (i) shall be incurred pursuant to one or more drawings on or after the Initial Borrowing Date (subject to the Minimum Borrowing Amount and the drawing period specified above), (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all A-2 Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Agents otherwise agree in their sole discretion or have determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, A-2 Term Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans, together with all other outstanding Loans that are maintained as Eurodollar Loans, are subject to an Interest Period of one month which begins and ends on the same day, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the A-2 Term Loan Commitment of such Lender on the date on which the Borrower incurs such A-2 Term Loans. Once repaid, A-2 Term Loans incurred hereunder may not be reborrowed.

(c) Subject to and upon the terms and conditions set forth herein, each Lender with a B Term Loan Commitment severally agrees to make a term loan or term loans (each a “B Term Loan” and, collectively, the “B Term Loans”) to the Borrower, which B Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all B Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Agents otherwise agree in their sole discretion or have determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, B Term Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans, together with all other outstanding Loans that are maintained as Eurodollar Loans, are subject to an Interest Period of one month which begins and ends on the same day, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the B Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, B Term Loans incurred hereunder may not be reborrowed.

(d) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, and  (B) unless either the Agents otherwise agree in their sole discretion or have determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, Revolving Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans, together with all other outstanding Loans that are maintained as Eurodollar Loans, are subject to an Interest Period of one month which begins and ends on the same day, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, equals the Revolving Loan Commitment of such Lender at such time.

1.02. Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 15 Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans.

1.03. Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, it shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day and (y) Base Rate Loans hereunder, it shall give the Administrative Agent at the Notice Office notice of each Base Rate Loan to be incurred hereunder not later than 12:00 Noon (New York time) on the date of each incurrence. Each such notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute A-1 Term Loans, A-2 Term Loans, B Term Loans or Revolving Loans and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from the President, the Vice President-Finance, the Chief Executive Officer, the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Borrower, or from any other authorized officer of the Borrower designated in writing by the Borrower to the Administrative Agent as being authorized to give such notices, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

1.04. Disbursement of Funds. No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the

Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

1.05. Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of A-1 Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed (each an “A-1 Term Note” and, collectively, the “A-1 Term Notes”), (ii) in the case of A-2 Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed (each, an “A-2 Term Note” and, collectively, the “A-2 Term Notes”), (iii) in the case of B Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed (each a “B Term Note” and, collectively, the “B Term Notes”), and (iv) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed (each a “Revolving Note” and, collectively, the “Revolving Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

1.06. Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) if a Default or Event of Default is in existence on the date of conversion, Base Rate Loans may not be converted into Eurodollar Loans if the Administrative Agent or the Required Lenders have so elected by notice to the Borrower, (iii) unless the Agents otherwise agree in their sole discretion or have determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, conversions of Base Rate Loans into Eurodollar Loans shall be subject to the provisions of clause (B) of the proviso in each of Sections 1.01(a)(iii), 1.01(b)(iii), 1.01(c)(iii) and 1.01(d)(ii), and (iv) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York time) at least three Business Days’ prior notice (each a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans. Upon any such conversion the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.

1.07. Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their A-1 Term Loan Commitments, A-2 Term Loan Commitments, B Term Loan Commitments or Revolving Loan Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

1.08. Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06 or 1.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans, provided that, in the case of Eurodollar Loans after the end of the Interest Period applicable thereto, such Eurodollar Loans shall bear interest at the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time. All other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 1.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche of Term Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.09. Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower (but otherwise subject to the provisions of clause (B) of the proviso in each of Sections 1.01(a)(iii), 1.01(b)(iii), 1.01(c)(iii) and 1.01(d)(ii)), be a one, two, three, six, or to the extent consented to by all of the Lenders under a respective Tranche, a nine or twelve-month period, provided that (in each case):

(i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) at any time when a Default or an Event of Default is then in existence, no Interest Period may be selected if the Administrative Agent or the Required Lenders have so elected by notice to the Borrower;

(vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the respective Maturity Date for such Tranche of Loans; and

(vii) no Interest Period in respect of any Borrowing of A-1 Term Loans, A-2 Term Loans or B Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such A-1 Term Loans, A-2 Term Loans or B Term Loans will be required to be made under Section 4.02(b) or (c) if the aggregate principal amount of A-1 Term Loans, A-2 Term Loans or B Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of A-1 Term Loans, A-2 Term Loans or B Term Loans then outstanding less the aggregate amount of such required repayment.

If by 12:00 Noon (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

1.10. Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the taxation of the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding (I) reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and (II) any change with respect to taxes, and amounts relating thereto, governed by Section 4.04 (or (i) any tax imposed on or measured by the net income (or capital or franchise or similar taxes imposed in lieu of a net income tax) of a Lender, an Issuing Lender or an Agent, as the case may be, pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender, such Issuing Lender or such Agent, as the case may be, is located or any subdivision thereof or therein, and (ii) any liability for interest and penalties arising with respect to such excluded taxes described in clause (i) above) and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market, but in all events excluding any circumstances with respect to taxes, and amounts relating thereto, governed by Section 4.04 (or (i) any tax imposed on or measured by the net income (or capital or franchise or similar taxes imposed in lieu of a net income tax) of a Lender, an Issuing Lender or an Agent, as the case may be, pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender, such Issuing Lender or such Agent, as the case may be, is located or any subdivision thereof or therein, and (ii) any liability for interest and penalties arising with respect to such excluded taxes described in clause (i) above); or

(iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) promptly after the time that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital, but in all events excluding any taxes, and amounts relating thereto, governed by Section 4.04 (or (x) any tax imposed on or measured by the net income (or capital or franchise or similar taxes imposed in lieu of a net income tax) of a Lender, an Issuing Lender or an Agent, as the case may be, pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender, such Issuing Lender or such Agent, as the case may be, is located or any subdivision thereof or therein, and (y) any liability for interest and penalties arising with respect to such excluded taxes described in clause (x) above). In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

1.11. Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding (a) loss of anticipated profits and (b) any loss, expense or liability with respect to taxes, and amounts relating thereto, governed by Section 4.04 (or (x) any tax imposed on or measured by the net income (or capital or franchise or similar taxes imposed in lieu of a net income tax) of a Lender, an Issuing Lender or an Agent, as the case may be, pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender, such Issuing Lender or such Agent, as the case may be, is located or any subdivision thereof or therein, and (y) any liability for interest and penalties arising with respect to such excluded taxes described in clause (x) above)) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/ Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 1.10(b).

1.12. Change of Lending Office. Each Lender, each Issuing Lender and each Agent agrees that on the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to such Lender, such Issuing Lender or such Agent, as the case may be, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender, such Issuing Lender or such Agent, as the case may be) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender, such Issuing Lender or such Agent, as the case may be, and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender, any Issuing Lender or any Agent, as the case may be, provided in Sections 1.10, 2.06 and 4.04.

1.13. Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of an event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (II) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01, and (y) each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such Replaced Lender.

1.14. Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Section 1.10, 1.11, 2.06 or 4.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under such Section within six months after the later of (x) the date the Lender incurs the respective increased costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.10, 1.11, 2.06 or 4.04, as the case may be, to the extent of the costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital that are incurred or suffered on or after the date which occurs six months prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.10, 1.11, 2.06 or 4.04, as the case may be. This Section 1.14 shall have no applicability to any Section of this Agreement other than said Sections 1.10, 1.11, 2.06 and 4.04.

SECTION 2. Letters of Credit.

2.01. Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Company, the Borrower or any of their respective Subsidiaries (subject to the terms of Section 2.01(b)), an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that (x) following the date on which the Borrower ceases to be a Subsidiary of the Company, no Letters of Credit shall be issued in support of L/C Supportable Obligations of the Company or any of its Subsidiaries, or for the benefit of sellers of goods to the Company or any of its Subsidiaries, and any such outstanding Letters of Credit shall be fully cash collateralized in a manner and pursuant to documentation satisfactory to the Administrative Agent and the respective Issuing Lender, and (y) no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such

Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 2.03(b).

2.02. Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $100,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall, unless fully cash collateralized on and after the date of issuance thereof in a manner and pursuant to documentation satisfactory to the Administrative Agent and the respective Issuing Lender, by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months (or such longer period as shall be approved by the Administrative Agent and the respective Issuing Lender) after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) ten Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Revolving Loan Maturity Date.

2.03. Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least three Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 5 or 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to an RL Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $10,000 or such lesser amount as is acceptable to the respective Issuing Lender.

2.04. Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 2.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 1.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.05(a), such Issuing Lender shall promptly notify the

Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which the Company or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Company or any Subsidiary of the Company and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

2.05. Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 2:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 2:00 P.M. (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 10.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b) The obligations of the Borrower under this Section 2.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company or any Subsidiary of the Company may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the

Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2.06. Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for (A) changes in the taxation of the net income or profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein or (B) taxes, and amounts relating thereto, governed by Section 4.04 (or (x) any tax imposed on or measured by the net income (or capital or franchise or similar taxes imposed in lieu of a net income tax) of a Lender, an Issuing Lender or an Agent, as the case may be, pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender, such Issuing Lender or such Agent, as the case may be, is located or any subdivision thereof or therein, and (y) any liability for interest and penalties arising with respect to such excluded taxes described in clause (x) above)), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 3. Commitment Commission; Fees; Reductions of Commitment.

3.01. Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting A-2 Term Lender a commitment commission (the “A-2 Term Commitment Commission”) for the period from and including the Initial Borrowing Date to and including the date occurring 270 days after the Initial Borrowing Date (or such earlier date on which the Total A-2 Term Loan Commitment has been terminated) computed at a rate per annum equal to 1.25% of the A-2 Term Loan Commitment of such Non-Defaulting A-2 Term Lender as in effect from time to time. Accrued A-2 Term Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total A-2 Term Loan Commitment is terminated.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “RL Commitment Commission”) for the period from and including the Initial Borrowing Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to 0.50% of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. Accrued RL Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(c) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(e) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(f) The Borrower agrees to pay to the Agents such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Agents.

3.02. Voluntary Termination of Unutilized Commitments. (a) Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment or the Total A-2 Term Loan Commitment, in whole, or reduce either or both in part, pursuant to this Section 3.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment or the Total A-2 Term Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment or the A-2 Term Loan Commitment of each RL Lender or A-2 Term Lender, as applicable.

(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, subject to its compliance with the requirements of Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Commitments of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(b) (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such repaid Lender.

3.03. Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on March 24, 2003, unless the Initial Borrowing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total A-1 Term Loan Commitment (and the A-1 Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of A-1 Term Loans on such date).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total A-2 Term Loan Commitment shall (i) be permanently reduced on each date on which a Borrowing of A-2 Term Loans occurs (after giving effect to the incurrence of A-2 Term Loans on such date), in an amount equal to the aggregate principal amount of A-2 Term Loans incurred on such date and (ii) terminate in its entirety (to the extent not theretofore terminated) on the date occurring 270 days after the Initial Borrowing Date (after giving effect to any incurrence of A-2 Term Loans on such date) whether or not any A-2 Term Loans are incurred on such date.

(d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total B Term Loan Commitment (and the B Term Loan Commitment of

each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of B Term Loans on such date).

(e) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety on the Revolving Loan Maturity Date.

(f) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, unless the Required Lenders otherwise agree in writing, the Total Commitment (and the Commitment of each Lender) shall terminate upon the date on which a Change of Control occurs.

(g) Each reduction to, or termination of, the Total A-1 Term Loan Commitment, the Total A-2 Term Loan Commitment, the Total B Term Loan Commitment or the Total Revolving Loan Commitment shall be applied to proportionately reduce or terminate, as the case may be, the A-1 Term Loan Commitment, the A-2 Term Loan Commitment, the B Term Loan Commitment or the Revolving Loan Commitment of each Lender with such a Commitment.

SECTION 4. Prepayments; Payments; Taxes.

4.01. Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether A-1 Term Loans, A-2 Term Loans, B Term Loans or Revolving Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent), and (y) each partial prepayment of Revolving Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as is acceptable to the Administrative Agent), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; and (iv) each voluntary prepayment of Term Loans pursuant to this Section 4.01(a) shall, except as otherwise provided in Section 4.02(l), be applied pro rata to each Tranche of outstanding Term Loans, with the A-1 Term Loans to be allocated the A-1 Term Loan Percentage of the amount of such prepayment, the A-2 Term Loans to be allocated the A-2 Term Loan Percentage of the amount of such payment (it being understood and agreed that if the outstanding principal amount of A-2 Term Loans at such time is less than the A-2 Term Loan Percentage of such payment, then the amount that would otherwise be applied to prepay the A-2 Term Loans shall be applied to reduce the Total A-2 Term Loan Commitment) and the B Term Loans to be allocated the B Term Loan Percentage of the amount of such payment; and (v) each prepayment of any Tranche of Term Loans pursuant to this Section 4.01(a) shall be applied (I) first, to reduce in direct order of maturity the Scheduled Repayments of such Tranche of Term Loans which are due and payable within twelve months from the date of such payment and (II) second, to the extent in excess of the amounts required to be applied pursuant to the preceding clause (I), to reduce the then remaining Scheduled Repayments of such Tranche of Term Loans being prepaid on a pro rata basis (based upon the then remaining unpaid principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).

(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender in accordance with, and subject to the requirements of, said Section 13.12(b) so long as (I) all Commitments of such Lender are terminated concurrently with such repayment pursuant to Section 3.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Commitments), (II) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (III) the consents, if any, required under Section 13.12(b) in connection with the repayment pursuant to this clause (b) have been obtained. Each prepayment of any Term Loans pursuant to this Section 4.01(b) shall be applied to reduce the then remaining Scheduled Repayments of the Term Loans on a pro rata basis (based upon the then remaining unpaid principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).

4.02. Mandatory Repayments. (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date) and (II) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(b) (i) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below, the Borrower shall be required to repay a portion of the principal amount of A-1 Term Loans, to the extent then outstanding, equal to the aggregate principal amount of A-1 Term Loans incurred hereunder multiplied by the percentage set forth below opposite each such date (each such repayment, as the same may be reduced as provided in Sections 4.01 or 4.02, an “A-1 Term Loan Scheduled Repayment”):

A-1 Term Loan Scheduled Repayment Date	Percentage
June 30, 2004	3.125%

September 30, 2004	3.125%

December 31, 2004	3.125%

March 31, 2005	3.125%

June 30, 2005	6.250%

September 30, 2005	6.250%

December 31, 2005	6.250%

March 31, 2006	6.250%

June 30, 2006	6.250%

September 30, 2006	6.250%

December 31, 2006	6.250%

March 31, 2007	6.250%

June 30, 2007	9.375%

September 30, 2007	9.375%

December 31, 2007	9.375%

A Term Loan Maturity Date	9.375%

(ii) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below, the Borrower shall be required to repay a portion of the principal amount of A-2 Term Loans, to the extent then outstanding, equal to the aggregate principal amount of A-2 Term Loans incurred hereunder multiplied by the percentage set forth below opposite each such date (each such repayment, as the same may be reduced as provided in Sections 4.01 or 4.02, an “A-2 Term Loan Scheduled Repayment”):

A-2 Term Loan Scheduled Repayment Date	Percentage
June 30, 2004	3.125%

September 30, 2004	3.125%

December 31, 2004	3.125%

March 31, 2005	3.125%

June 30, 2005	6.250%

September 30, 2005	6.250%

December 31, 2005	6.250%

March 31, 2006	6.250%

June 30, 2006	6.250%

September 30, 2006	6.250%

December 31, 2006	6.250%

March 31, 2007	6.250%

June 30, 2007	9.375%

September 30, 2007	9.375%

December 31, 2007	9.375%

A Term Loan Maturity Date	9.375%

(c) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below, the Borrower shall be required to repay that principal amount of B Term Loans, to the extent then outstanding, as is set forth below opposite each such date (each such repayment, as the same may be reduced as provided in Sections 4.01 or 4.02, a “B Term Loan Scheduled Repayment”):

B Term Loan Scheduled Repayment Date	Amount
March 31, 2004	$10,500,000

March 31, 2005	$10,500,000

March 31, 2006	$10,500,000

B Term Loan Scheduled Repayment Date	Amount

March 31, 2007	$10,500,000

March 31, 2008	$10,500,000

September 30, 2008	$249,375,000

March 31, 2009	$249,375,000

September 30, 2009	$249,375,000

B Term Loan Maturity Date	$249,375,000

(d) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any capital contribution or any sale or issuance of its equity (other than (i) any capital contributions made to any Subsidiary of the Borrower to the extent made by the Borrower or another Subsidiary of the Borrower, (ii) any common equity contribution by the Company to the Borrower the proceeds of which are used to consummate a Permitted Acquisition and (iii) any common equity contribution by the Company to the Borrower (not to exceed $50,000,000 in the aggregate) the proceeds of which are used to consummate an Investment pursuant to Section 9.06(xv)), an amount equal to 50% (0% if on such date no Default or Event of Default then exists and the Total Leverage Ratio is less than 2.5:1.0) of the Net Equity Proceeds of such capital contribution or sale or issuance of equity shall be applied on such date as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Sections 4.02(i) and (j).

(e) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 9.05 as in effect on the Effective Date), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Sections 4.02(i) and (j).

(f) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Sections 4.02(i) and (j); provided, however, that (i) an amount equal to the Net Sale Proceeds of an Asset Sale shall not be required to be so applied unless and until such Net Sale Proceeds, when taken together with the Net Sale Proceeds of all other Asset Sales which have not yet been applied pursuant to this Section 4.02(f) as a result of this clause (i), equals $25,000,000 or more, and (ii) an amount equal to the Net Sale Proceeds from any Asset Sale shall not be required to be so applied on such date so long as no Default and no Event of Default then exists and the Borrower delivers a certificate to the Administrative Agent stating that such Net Sale Proceeds shall be used (or contractually committed to be used) to purchase assets (other than working capital and other assets acquired in the ordinary course of business) used or to be used in the businesses permitted pursuant to Section 9.16 within 270 days following the date of such Asset Sale, provided further, that (A) if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(f) are not so reinvested (or contractually committed to be reinvested) within such 270-day period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), an amount equal to such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(f) without regard to the preceding proviso and (B) if an amount equal to all or any portion of such Net Sale Proceeds are not required to be applied on the 270th day referred to in clause (A) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then, unless such contract is promptly replaced with another contract pursuant to which the respective Net Sale Proceeds will be reinvested, such remaining portion shall be applied promptly following the date of such termination or expiration as a mandatory repayment of principal of outstanding Term Loans as provided above in this Section 4.02(f) (without regard to the preceding proviso).

(g) In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date an amount equal to 50% (0% if on such date no Default or Event of Default then exists and the Total Leverage Ratio is less than 2.5:1.0) of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Sections 4.02(i) and (j).

(h) In addition to any other mandatory repayments pursuant to this Section 4.02, within 10 days following each date on or after the Initial Borrowing Date upon which the Borrower or any of its domestic Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $10,000,000), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied within such ten-day period as a mandatory repayment of principal of outstanding Term Loans in accordance with the requirements of Sections 4.02(i) and (j); provided, however, that (i) so long as no Default or Event of Default then exists, such Net Insurance Proceeds shall not be required to be so applied within such ten-day period to the extent that the Borrower has delivered a certificate to the Administrative Agent within such ten-day period stating that such Net Insurance Proceeds shall be used (or contractually committed to be used) to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid within 270 days following the date of the receipt of such Net Insurance Proceeds (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended), provided further, that (A) if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used (or contractually committed to be used) within 270 days after the date of the receipt of such Net Insurance Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Insurance Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(h) without regard to the preceding proviso and (B) if all or any portion of such Net Insurance Proceeds are not required to be applied on the

270th day referred to in clause (A) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then, unless such contract is promptly replaced with another contract pursuant to which the respective Net Insurance Proceeds will be reinvested, such remaining portion shall be applied promptly following the date of such termination or expiration as a mandatory repayment of principal of outstanding Term Loans as provided above in this Section 4.02(h) (without regard to the preceding proviso).

(i) Except as provided in Section 4.02(l), the amount of each principal repayment of Term Loans made as required by Sections 4.02(d), (e), (f), (g) and (h) shall be applied to repay the A-1 Term Loans (in an amount equal to the A-1 Term Loan Percentage of such aggregate repayment), the A-2 Term Loans (in an amount equal to the A-2 Term Loan Percentage of such aggregate repayment (it being understood and agreed that if the outstanding principal amount of A-2 Term Loans at such time is less than the A-2 Term Loan Percentage of such aggregate repayment, then the amount that would otherwise be applied to repay the A-2 Term Loans shall be applied to reduce the Total A-2 Term Loan Commitment)) and the B Term Loans (in an amount equal to the B Term Loan Percentage of such aggregate repayment). Each prepayment of Term Loans pursuant to the preceding sentence shall be applied to reduce the then remaining Scheduled Repayments of the respective Tranche being repaid on a pro rata basis based on the amount of such Scheduled Repayments after giving effect to all prior reductions thereto.

(j) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(k) In addition to any other mandatory repayments pursuant to this Section 4.02, (i) all then outstanding A-1 Term Loans and A-2 Term Loans shall be repaid in full on the A Term Loan Maturity Date, (ii) all then outstanding B Term Loans shall be repaid in full on the B Term Loan Maturity Date, (iii) all then outstanding Revolving Loans shall be repaid in full on the Revolving Loan Maturity Date and (iv) unless the Required Lenders otherwise agree in writing, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.

(l) Notwithstanding anything to the contrary contained in this Section 4.02 or elsewhere in this Agreement (including, without limitation, in Section 13.12), at any time and to the extent that A-1 Term Loans and/or A-2 Term Loans remain outstanding, the Lenders with outstanding B Term Loans shall have the option to waive voluntary prepayment of such Loans pursuant to Section 4.01 or a mandatory repayment of such Loans pursuant to Sections 4.02(d), (e), (f), (g) and/or (h) (each such prepayment or repayment, a “Waivable Repayment”) upon the terms and provisions set forth in this Section 4.02(l). The Borrower shall give to the Administrative Agent written notice of its intention to make a Waivable Repayment at least five Business Days prior to such repayment, which notice the Administrative Agent shall promptly forward to all such Lenders (indicating in such notice the amount of such repayment to be applied to each such Lender’s outstanding B Term Loans). In the event any such Lender desires to waive such Lender’s right to receive any such Waivable Repayment in whole or in part, such Lender shall so advise the Administrative Agent no later than the close of business two Business Days after the date of such notice from the Administrative Agent, which notice shall also include the amount such Lender desires to receive in respect of such repayment. If any Lender does not reply to the Administrative Agent within the two Business Days, it will be deemed not to have waived any part of such repayment. If any Lender does not specify an amount it wishes to receive, it will be deemed to have accepted 100% of the total payment. In the event that any such Lender waives all or part of such right to receive any such Waivable Repayment, the Administrative Agent shall apply 100% of the amount so waived by such Lender to the A-1 Term Loans and A-2 Term Loans in accordance with Sections 4.01 or 4.02 (as applicable), determined as if no B Term Loans were outstanding at such time (provided that once all A-1 Term Loans and A-2 Term Loans have been repaid in full, the amount so waived may be retained by the Borrower).

(m) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date upon which a mandatory repayment of Term Loans pursuant to Section 4.02(d), (e), (f), (g) or (h) is required (and exceeds in amount the sum of the aggregate principal amount of Term Loans then outstanding plus the Total A-2 Term Loan Commitment at such time) or would be required if Term Loans were then outstanding, the Borrower shall be required to repay outstanding Revolving Loans, if any, in an aggregate principal amount equal to the amount, if any, by which the amount required to be applied pursuant to said Sections (determined as if an unlimited amount of Term Loans were actually outstanding) exceeds the sum of the aggregate principal amount of Term Loans then outstanding plus the Total A-2 Term Loan Commitment at such time.

4.03. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 2:00 P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04. Net Payments. (a) All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, (x) any tax imposed on or measured by the net income (or capital or franchise or similar taxes imposed in lieu of a net income tax) of a Lender, an Issuing Lender or an Agent, as the case may be, pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender, such Issuing Lender or such Agent, as the case may be, is located or any subdivision thereof or therein and (y) any liability for interest and penalties arising with respect to such excluded taxes described in clause (x) above) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount it would have received had no such withholding or deduction been made. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for the net additional taxes, if any, imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 60 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender, each Issuing Lender and each Agent that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of (x) a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (y) a successor Issuing Lender, on the date such Issuing Lender becomes an Issuing Lender and (z) a successor Agent, on the date of the appointment of such Agent, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI (with respect to a complete exemption because the income is effectively connected with a U.S. trade or business) or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s, such Issuing Lender’s or such Agent’s, as the case may be, entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender, the Issuing Lender or the

Agent, as the case may be, is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI (with respect to a complete exemption because the income is effectively connected with a U.S. trade or business) or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s, such Issuing Lender’s or such Agent’s, as the case may be, entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. Each Lender, each Issuing Lender and each Agent that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes (other than each Lender, each Issuing Lender and each Agent, as the case may be, that is treated as an exempt recipient based on the indicators described in U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii)) shall deliver at the time(s) and in the manner(s) described above with respect to the other Internal Revenue Service Forms, to the Borrower and the Administrative Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form) certifying that such person is exempt from United States backup withholding tax on payments made hereunder or on any Note. In addition, each Lender, each Issuing Lender and each Agent agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect and from time to time thereafter upon reasonable request by the Borrower or the Administrative Agent, such Lender, such Issuing Lender or such Agent, as the case may be, will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI (with respect to treatment of the payment as income effectively connected with a U.S. trade or business), Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender, such Issuing Lender or such Agent, as the case may be, shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender, such Issuing Lender or Agent, as the case may be, shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender, any Issuing Lender or any Agent to the extent that such Lender, such Issuing Lender or such Agent, as the case may be, has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to, or to indemnify, a Lender, an Issuing Lender or an Agent, as the case may be, in respect of income or similar taxes imposed by the United States if (I) such Lender, such Issuing Lender or such Agent, as the case may be, has not provided to the Borrower the Internal Revenue

Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender, an Issuing Lender or an Agent, as the case may be, described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender, each issuing Lender and each Agent in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date (or (A) in the case of a successor Issuing Lender, after the date such Issuing Lender becomes an Issuing Lender, and (B) in the case of a successor Agent, after the date of the appointment of such Agent) in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c) If any Lender, any Issuing Lender or any Agent determines in its sole good faith discretion that it has actually received any refund of tax in connection with any deduction or withholding or payment of any additional amount pursuant to this Section 4.04, such Person shall reimburse the Borrower in an amount equal to such refund, net of all expenses incurred by such Person in connection with such refund, provided, however, that (i) any Lender, any Issuing Lender and any Agent may determine in its sole good faith discretion consistent with the policies of such Lender, Issuing Lender or Agent, as the case may be, whether to seek a refund of tax; (ii) any taxes that are imposed on a Lender, an Issuing Lender or an Agent, as the case may be, as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender, such Issuing Lender or such Agent, as the case may be, that otherwise would not have expired) of any refund of tax with respect to which such Lender, such Issuing Lender or such Agent, as the case may be, has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender, Issuing Lender or Agent, as the case may be, without any exclusions or defenses; (iii) nothing in this Section 4.04(c) shall require a Lender, an Issuing Lender or an Agent, as the case may be, to disclose any confidential information to the Borrower (including, without limitation, its tax returns); and (iv) no Lender, Issuing Lender or Agent, as the case may be, shall be required to pay any amounts pursuant to this Section 4.04(c) at any time which a Default or Event of Default exists.

SECTION 5. Conditions Precedent to Credit Events on the Initial Borrowing Date. The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

5.01. Effective Date; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate A-1 Term Note, A-2 Term Note, B Term Note and/or Revolving Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

5.02. Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.05, 5.06, 5.07, 5.08, 5.09 and 6.01 have been satisfied on such date.

5.03. Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Weil, Gotshal & Manges LLP, special counsel to the Credit Parties, an opinion addressed to the Agents, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E-1 and such other matters incident to the transactions contemplated herein as any Agent may reasonably request, (ii) from Robert M. Hall, Esq., General Counsel of the Borrower, an opinion addressed to the Agents, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E-2 and such other matters incident to the transactions contemplated herein as any Agent may reasonably request and (iii) from local counsel in the states where each Mortgaged Property is located, an opinion in form and substance reasonably satisfactory to the Agents addressed to the Agents, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters incident to the transactions contemplated herein as any Agent may reasonably request.

5.04. Corporate Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Agents.

(b) On the Initial Borrowing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Agents, and each of the Agents shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which such Agent may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, limited liability company or governmental authorities.

5.05. Minimum Ratings. On or prior to the Initial Borrowing Date, the Borrower shall have received a prospective senior secured credit rating of not less than BB- from S&P and not less than Ba3 from Moody’s, and such ratings shall be in effect on the Initial Borrowing Date.

5.06. Senior Notes. On or prior to the Initial Borrowing Date, (i) the Borrower shall have received gross cash proceeds (calculated before underwriting fees) of at least $1,400,000,000 from the issuance by it of the Senior Notes and (ii) the Borrower shall have utilized all cash proceeds received by it from the issuance of the Senior Notes to effect the Refinancing prior to utilizing any proceeds of the Term Loans for such purpose. The aggregate amount of proceeds received by the Borrower from the issuance of the Senior Notes, when added to the aggregate principal amount of Term Loans to be incurred on the Initial Borrowing Date, shall be sufficient to effect the Refinancing and to pay all fees and expenses in connection with the Transaction. There shall have been delivered to the Administrative Agent true and correct copies of all Senior Note Documents, and all of the terms and conditions of the Senior Note Documents shall be in form and substance satisfactory to the Agents.

5.07. Refinancing. (a) On or prior to the Initial Borrowing Date, the commitments under the Existing Credit Agreement shall have been terminated, all loans outstanding thereunder shall have been repaid in full, together with all accrued and unpaid interest thereon, all accrued and unpaid fees thereon shall have been paid in full, all letters of credit issued thereunder shall have been terminated (or cash collateralized or incorporated as Letters of Credit under this Agreement) and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full.

(b) On the Initial Borrowing Date, all security interests in respect of, and Liens securing, obligations under the Existing Credit Agreement relating to the Borrower and its Subsidiaries shall have been terminated and released to the satisfaction of the Agents, and the Administrative Agent shall have received all such releases as may have been requested by the Agents, which releases shall be in form and substance satisfactory to the Agents. Without limiting the foregoing, there shall have been delivered (i) proper termination statements (Form UCC-3, “in lieu of” continuation statements or the appropriate equivalent) for filing under the UCC of (A) each jurisdiction where a financing statement (Form UCC-1 or the equivalent) was filed with respect to the Company or any of its Subsidiaries in connection with the security interests created pursuant to the Existing Credit Agreement and the documentation related thereto and (B) each jurisdiction of organization for the Company and each of its Subsidiaries and (ii) a termination or reassignment of any security interest in, or Lien on, any patents, trademarks, copyrights or similar interests of the Company or any of its Subsidiaries on which filings have been made to secure obligations under the Existing Credit Agreement, fully executed by the appropriate parties, all of which shall be in form and substance satisfactory to the Agents.

(c) All of the terms and conditions of the Refinancing shall be satisfactory to the Agents, and all conditions to the consummation of the Refinancing shall have been satisfied (and not waived, unless consented to by the Agents and the Required Lenders), to the satisfaction of the Agents and the Required Lenders. Each component of the Refinancing shall have been consummated in all material respects in accordance with the terms and conditions of the documentation thereof and all applicable laws.

(d) On or prior to the Initial Borrowing Date, the General Motors Acceptance Corporation credit facility of the Company shall have been repaid in full (except for the $1.5 billion cash collateralized portion of the General Motors Acceptance Corporation credit facility) (and all commitments thereunder terminated and any liens (other than liens on such cash collateral) securing such credit facilities released to the satisfaction of the Agents) and the Borrower and its Subsidiaries shall have no outstanding Indebtedness or material contingent liabilities, except for indebtedness incurred pursuant to (i) this Agreement, (ii) the Senior Notes and (iii) the Existing Indebtedness. All terms and conditions of all Existing Indebtedness permitted to remain outstanding after giving effect to the Refinancing shall be required to be satisfactory to the Agents in their sole discretion.

5.08. Adverse Change, Approvals. (a) On or prior to the Initial Borrowing Date, nothing shall have occurred (and none of the Agents nor the Required Lenders shall have become aware of any facts or conditions not previously disclosed by the Borrower to the Agents or such Lenders or otherwise known by the Agents and such Lenders) which has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

(b) On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Refinancing, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which, in the judgment of the Agents, restrains, prevents or imposes materially adverse conditions upon the consummation of the Refinancing or the other transactions contemplated by the Documents or otherwise referred to herein or therein. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein.

5.09. Litigation. On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened by any entity (private or governmental) with respect to the Refinancing, this Agreement or any other Document, or which has had, or could reasonably be expected to have, a Material Adverse Effect.

5.10. Pledge Agreement. On the Initial Borrowing Date, each Credit Party (other than the Company) shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit G (as amended, modified or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of equity interests constituting certificated Pledge Agreement Collateral, along with all other documents or filings necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement, and the Pledge Agreement shall be in full force and effect.

5.11. Hypothecation Agreement. On the Initial Borrowing Date, the Company shall have duly authorized, executed and delivered the Hypothecation Agreement in the form of Exhibit H (as amended, modified or supplemented from time to time, the “Hypothecation Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, proper financing statements as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Hypothecation Agreement, and the Hypothecation Agreement shall be in full force and effect.

5.12. Security Agreement. On the Initial Borrowing Date, each Credit Party (other than the Company) shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit I (as amended, modified or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Initial Borrowing Date, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing); and

(iii) all other documents or filings necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement, and the Security Agreement shall be in full force and effect.

5.13. Subsidiaries Guaranty. On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit J (as amended, modified or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

5.14. Mortgages; Title Insurance; Survey; Landlord Waivers; etc. On the Initial Borrowing Date, the Collateral Agent shall have received:

(a) fully executed counterparts of Mortgages, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages shall encumber the Real Property owned or leased by the Borrower or any of its Subsidiaries and designated as a “Mortgaged Property” on Schedule III, together with evidence that counterparts of such Mortgages, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof, have been delivered to the title insurance company insuring the Lien of such Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent desirable, to effectively create a valid and enforceable first priority mortgage lien, subject only to

Permitted Encumbrances, on such Mortgaged Property described therein in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;

(b) Mortgage Policies insuring the Mortgage on each Mortgaged Property referred to above issued by a title insurer reasonably satisfactory to the Collateral Agent and in amounts satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property and the fixtures described therein, free and clear of all defects and encumbrances except Permitted Encumbrances, and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Notes and for any other matters that the Collateral Agent in its discretion may reasonably request) and shall not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and shall provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request;

(c) evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all Mortgage Policy premiums, search and examination charges, and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Mortgage Policies;

(d) a survey of each Mortgaged Property (and all improvements thereon) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of Section 5.14(b) above; and

(e) fully executed landlord waivers and/or bailee agreements in respect of those Leaseholds of the Borrower or any of its Subsidiaries designated as “Leaseholds Subject to Landlord Waivers” on Schedule III, each of which landlord waivers and/or bailee agreements shall be in form and substance reasonably satisfactory to the Collateral Agent.

5.15. Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Initial Borrowing Date, the Agents and the Lenders shall have received and be reasonably satisfied with (i) audited consolidated financial statements of the Borrower and its Subsidiaries taken as a whole for each of the four fiscal years ended December 31, 1999, 2000, 2001 and 2002, in each case meeting the requirements of all regulations (including, without limitation, Regulation S-X) for registration statements (as if such a registration statement for a debt issuance of the Borrower became effective on the Initial Borrowing Date) on Form S-1 under the Securities Act, (ii)(x) detailed projected consolidated financial information of the Company and its Subsidiaries and (y) detailed projected consolidated financial statements of the Borrower and its Subsidiaries, in each case both before and after giving effect to the Refinancing, for the five fiscal years ended after the Initial Borrowing Date, which projections shall (I) reflect the forecasted consolidated financial condition of the Company and its Subsidiaries and the

Borrower and its Subsidiaries (as applicable) after giving effect to the Refinancing and the related financing thereof, and (II) be prepared and approved by the Company or the Borrower, as the case may be and (iii) a certificate signed by the Chief Financial Officer of the Borrower stating (and showing calculations supporting such statement) that, if this Agreement had been in effect, and the Term Loans and Senior Notes had been outstanding as of December 31, 2002, the Total Leverage Ratio would have been less than or equal to 5.00:1.00 at such time.

5.16. Solvency Certificate; Insurance Certificates. On the Initial Borrowing Date, the Agents and the Lenders shall have received:

(i) a solvency certificate from the chief financial officer of the Borrower, in the form of Exhibit K; and

(ii) certificates of insurance complying with the requirements of Section 8.03 for the properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

5.17. Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid to the Agents and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Agents or the Lenders in respect of the Transaction to the extent then due.

SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

6.01. No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02. Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.03(a).

6.03. No Excess Cash. The obligation of each Lender with a Revolving Loan Commitment to make Revolving Loans shall, in each case, be subject to the satisfaction of the condition that at the time of each such making of a Revolving Loan and immediately after giving effect thereto, the Borrower and its Subsidiaries shall not hold unrestricted cash and Cash Equivalents in an aggregate amount (after giving effect to the incurrence of such Credit Event and the application of proceeds therefrom and any other cash or Cash Equivalents on hand (to the extent such proceeds and/or other cash or Cash Equivalents are actually utilized by the Borrower or any of its Subsidiaries on the respective date of incurrence of the respective Credit Event for a permitted purpose other than an investment in Cash Equivalents)) in excess of $100,000,000.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5 (with respect to Credit Events on the Initial Borrowing Date) and in this Section 6 (with respect to Credit Events on or after the Initial Borrowing Date) and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 7. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.01. Organizational Status. Each Credit Party (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02. Power and Authority. Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

7.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

7.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) The consolidated balance sheets of the Borrower for each of its fiscal years ended December 31, 1999, 2000, 2001 and 2002, and the related statements of income, cash flows and shareholders’ or owners’ equity of the Borrower for its fiscal years ended on such dates, copies of which have been furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of the Borrower at the dates of such balance sheets and the consolidated results of the operations of the Borrower for the periods covered thereby. All of the foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles consistently applied.

(b) The pro forma consolidated balance sheet of the Borrower as of December 31, 2002 (after giving effect to the Transaction and the financing therefor), a copy of which has been furnished to the Lenders prior to the Initial Borrowing Date, presents fairly in all material respects the pro forma consolidated financial position of the Borrower as of December 31, 2002.

(c) On and as of the Initial Borrowing Date and after giving effect to the Transaction and to all Indebtedness (including the Loans and the Senior Notes) being incurred or assumed and Liens created by the Credit Parties in connection therewith (i) the sum of the assets, at a fair valuation, of the Borrower on a stand-alone basis and of the Borrower and its Subsidiaries taken as a whole will exceed their respective debts, (ii) each of the Borrower on a stand-alone basis and the Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) the Borrower on a stand-alone basis and the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 7.05(c), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(d) Except as fully disclosed in the financial statements delivered pursuant to Section 7.05(a) and except for the Obligations and the Senior Notes, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole. As of the Initial Borrowing Date, the Borrower does not know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 7.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole.

(e) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on reasonable assumptions, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results.

(f) Since December 31, 2002, there has been no change in the business, operations, assets, liabilities or financial condition of the Borrower or any of its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction or any Document or (ii) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.07. True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

7.08. Use of Proceeds; Margin Regulations. (a) All proceeds of the A-1 Term Loans, the A-2 Term Loans and the B Term Loans will be used by the Borrower to finance, in part, the Refinancing, to pay the fees and expenses relating to the Transaction and for general corporate purposes, including the payment of Dividends to the Company.

(b) All proceeds of the Revolving Loans will be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries; provided that no Revolving Loans may be used to effect the Refinancing or to pay any fees and expenses related to the Transaction.

(c) Letters of Credit may be issued for the benefit of holders of L/C Supportable Obligations and sellers of goods to the Company, the Borrower or any of their respective Subsidiaries (subject to the terms of Section 2.01(b)).

(d) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

7.09. Tax Returns and Payments. The Borrower and each of its Subsidiaries have filed, or had filed on their behalf, all federal and state tax returns which are required to have been filed, and have paid prior to delinquency all taxes that have become due pursuant to said returns or pursuant to any assessment, except as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided on the books of the Borrower and each of its Subsidiaries in accordance with generally accepted accounting principles and except to the extent that the failure to do so would not have a Material Adverse Effect. As of the Initial Borrowing Date, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. As of the Initial Borrowing Date, neither the Borrower nor any of its Subsidiaries has provided, with respect to themselves or property held by them, any consent under Section 341 of the Code.

7.10. Compliance with ERISA. Schedule IV sets forth, as of the Initial Borrowing Date, each Plan. Based upon ERISA and the regulations and published interpretations thereunder, the Plans of the Borrower and each member of the Consolidated

Group and, to the knowledge of the Borrower, the Plans of any other ERISA Affiliates, are in material and substantial compliance in all material respects with the applicable provisions of ERISA and the Borrower and each member of the Consolidated Group are in compliance with such Plans in all material respects. No Reportable Event which has or could reasonably be expected to result in the termination of such Plans by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan has occurred and is continuing with respect to any such Plan.

7.11. The Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein. Upon the filing of proper financing statements with the appropriate filing offices of each jurisdiction as may be necessary, the Collateral Agent, for the benefit of the Secured Creditors, will have a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, to the extent such security interest can be perfected by filing a financing statement under the UCC, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by such Grants, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by such Grant.

(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC.

(c) Upon the filing of proper financing statements with the appropriate filing offices of each jurisdiction as may be necessary, the security interests created under the Hypothecation Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, will constitute perfected security interests in the Hypothecation Agreement Collateral described in the Hypothecation Agreement, subject to no security interests of any other Person.

(d) Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable, and upon filing such Mortgage with the appropriate filing offices of each jurisdiction as may be necessary, perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured

Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

7.12. Properties. All Real Property owned or leased by the Borrower or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is correctly set forth in Schedule III. Except to the extent set forth on Schedule III, each of the Borrower and each of its Subsidiaries has good and indefeasible title to all properties owned by it, including all property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens. Each of the Borrower and each of its Subsidiaries has a valid and indefeasible leasehold in the properties leased by it free and clear of all Liens other than Permitted Liens.

7.13. Capitalization. On the Initial Borrowing Date, 100% of the issued and outstanding membership interests of the Borrower are owned by the Company. All of the membership interests of the Borrower have been duly and validly issued and are fully paid and non-assessable. The Borrower does not have outstanding any membership interests, capital stock or other securities convertible into or exchangeable for its membership interests or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its membership interests.

7.14. Subsidiaries; Legal Names; etc. As of the Initial Borrowing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule V. Schedule V correctly sets forth, as of the Initial Borrowing Date, (i) the percentage ownership (direct or indirect) of the Borrower in each class of capital stock or other equity of each of its Subsidiaries and also identifies the direct owner thereof, (ii) the exact legal name of each Credit Party, (iii) the organizational identification number (if any) of each Credit Party, (iv) the jurisdiction of organization of such Credit Party and (v) the type of organization of each Credit Party.

7.15. Compliance with Statutes, etc. Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.17. Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an

“affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

7.18. Environmental Matters. Except to the extent the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described below could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws (“Environmental Permits”). There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated any applicable Environmental Law or could reasonably be expected to give rise to an Environmental Claim.

7.19. Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against it, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against it, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its

Subsidiaries and (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

7.20. Intellectual Property, etc. Each of the Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, formulae, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases), together with all licenses, permits and franchises related to any of the foregoing (collectively, the “Intellectual Property”), and has obtained assignments of all leases, licenses and other rights of whatever nature related to the Intellectual Property, in each case necessary for the present conduct of its business and except to the extent the failure to so own, have the right to use or obtain such assignments could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Each of the Borrower’s and its Subsidiaries’ practice and use of the Intellectual Property does not conflict with the rights of others, except to the extent such conflict could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. The Intellectual Property License Agreement has not been amended, revised, supplemented, terminated, assigned, modified or altered in any way (except to the extent permitted by Section 9.13(v) hereof) since the date of its execution and all terms of the Intellectual Property License Agreement remain in full force and effect as of the date hereof.

7.21. Indebtedness. Schedule VI sets forth a true and complete list of all Indebtedness (including Contingent Obligations in respect of other Indebtedness) of the Borrower and its Subsidiaries as of the Initial Borrowing Date (after giving effect to the Refinancing, but excluding the Loans, the Letters of Credit (other than the Senior Notes, the “Existing Indebtedness”) and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

7.22. Insurance. Schedule VII sets forth a true and complete listing of all insurance (including (to the extent available), without limitation, as to carrier, policy number, expiration date and type) maintained by or on behalf of the Borrower and its Subsidiaries as of the Initial Borrowing Date.

7.23. FCC Licenses, etc. As of the date hereof, Schedule VIII accurately and completely lists the space station and earth station licenses necessary for operation of Satellites with C-band or Ku-band transponders issued by the FCC to the Borrower or any of its Subsidiaries. As of the date hereof, the FCC Licenses and the other licenses, approvals or authorizations listed on Schedule VIII with respect to any Satellite include all material authorizations, licenses and permits issued by the FCC or any other governmental authority that are required or necessary to launch or operate such Satellite, as applicable. Each such license is held in the name of the Borrower or one of its Subsidiaries and is validly issued and in full force and effect, and the Borrower and its Subsidiaries have fulfilled and performed in all material respects all of their obligations with respect thereto and have full power and authority to operate thereunder.

7.24. Satellites. Schedule IX accurately and completely lists as of the date hereof each of the Satellites owned by the Borrower and its Subsidiaries on the date hereof, and sets forth for each such Satellite that is in orbit, the orbital slot and number and frequency band of the transponders on such Satellite.

SECTION 8. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01. Information Covenants. The Borrower will furnish to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by the chief financial officer, a vice president-finance or controller of the Borrower that they fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statement of operations, consolidated statement of changes in owner’s equity and consolidated statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and audited by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which financial statements shall include the opinion of such accounting firm, such opinion not to be qualified or limited because of any restricted or limited nature of examination made by such accountants or because of a “going concern” qualification, (ii) a certificate of the accounting firm referred to in clause (i) above stating that nothing came to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisions or conditions of Section 9.08 through 9.12, inclusive, insofar as they relate to financial and accounting matters, which certificate shall be substantially in the form of Schedule XII, and (iii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from the chief financial officer, a vice president-finance or controller of the Borrower in the form of Exhibit L certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 9.08 through 9.12, inclusive, at the end of such fiscal quarter or year, as the case may be, (ii) if delivered with the financial statements required by Section 8.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Payment Period, and (iii) certify that there have been no material changes to Annexes A through G of the Security Agreement and Annexes A through G of the Pledge Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(d), or if there have been any such material changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.

(e) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any senior or financial officer of the Borrower or any of its material Subsidiaries obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default or an Event of Default. Promptly, and in any event within ten Business Days after any senior or financial officer of the Borrower or any of its material Subsidiaries obtains knowledge thereof, notice of (i) any litigation or governmental investigation or proceeding commenced against the Borrower or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(f) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness (including the Senior Notes and the Specified Additional Notes, if any) pursuant to the terms of the documentation governing such Indebtedness.

(g) Environmental Matters. Promptly after any senior or financial officer of the Borrower or any of its material Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(h) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

Unless expressly requested by a Lender, the financial statements and other documents that are required to be delivered under this Section 8.01 shall not be required to be physically delivered to any Lender to the extent that such financial statements and other documents are available on the EDGAR database.

8.02. Books, Records and Inspections; Annual Meetings. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may reasonably request.

8.03. Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, and (ii) at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as otherwise required by the Security Documents), it being understood and agreed that the Borrower and its Subsidiaries may self-insure to the extent they deem prudent. The Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any collateral under the Security Documents, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty days prior written notice before any such policy or policies shall be altered in any material respect or canceled, and that no act or default of any Credit Party or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.

8.04. Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 9.03, (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) the abandonment of any rights, franchises, licenses, copyrights, trademarks and patents if such abandonment could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05. Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06. Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and Environmental Permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance except where such failure to pay could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store or Release, or permit the generation, use, treatment, storage or Release of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or knowingly permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored or Released at any such Real Properties or so transported as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries and a manner which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(g), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, and subject to any applicable lease conditions, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials at concentrations exceeding those allowed by Environmental Laws and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property required of the Borrower under Environmental Laws; provided that the Borrower shall not be required to conduct such assessment as to any single Real Property more often than once per year. If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower; provided that if intrusive sampling is required, the Borrower shall have 60 days to complete such work.

8.07. ERISA. The Borrower will, and will cause each member of the Consolidated Group to:

(a) at all times, make prompt payment of contributions required to meet the minimum funding standard set forth in ERISA with respect to its Plans, except to the extent that waivers are granted by the appropriate governmental agencies;

(b) notify the Administrative Agent immediately of (i) any Reportable Event which could reasonably be expected to result in aggregate liability to the members of the Consolidated Group in excess of $75,000,000 and (ii) any other fact arising in connection with any of its Plans or a Plan of any ERISA Affiliate which has resulted, or could reasonably be expected to result, in termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, in each case together with a statement, if requested by the Administrative Agent, as to the reasons therefor and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto; and

(c) furnish to the Administrative Agent, upon its written request, such information concerning any of its Plans as may be reasonably requested.

8.08. End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.09. Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they become delinquent, (ii) all lawful claims (including claims for labor, material and supplies) that, if unpaid, might give rise to a Lien upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it becomes due, except to the extent that the failure to do so would not have a Material Adverse effect; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any amount that is being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with generally accepted accounting principles have been established, unless failure to make any such payment (A) could give rise to an immediate right to foreclose on a Lien securing such amounts or (B) could have a Material Adverse Effect.

8.11. Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 7.08.

8.12. Additional Security; Further Assurances; etc. (a) The Borrower will, and will cause each of its Wholly-Owned Domestic Subsidiaries to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and properties of the Borrower and such Wholly-Owned Domestic Subsidiaries as are acquired after the Effective Date and not otherwise covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”); provided that, (i) in the event that a Mortgage is granted by the Borrower or any Wholly-Owned Domestic Subsidiaries pursuant to the provisions of this Section 8.12, then in each such case, the Borrower will, and will cause each Wholly-Owned Domestic Subsidiaries to, execute and deliver all other relevant documentation (including opinions of counsel) of the type described in Sections 5.03(iii) and 5.14 as such Borrower or such Wholly-Owned Domestic Subsidiary would have had to deliver if the Mortgage were a condition precedent to Credit Events on the Initial Borrowing Date and (ii)

neither the Borrower nor any of its Subsidiaries shall be required to grant a security interest in any immaterial Real Property or immaterial intellectual property pursuant to this Section 8.12. Notwithstanding the foregoing, the Borrower shall deliver to the Collateral Agent (i) a Mortgage on its Real Property located at 6287 32nd Street North, Oakdale, Minnesota, together with all other relevant documentation of the type described in Sections 5.03(iii) and 5.14 relating to such Real Property, no later than December 31, 2003, and (ii) a Mortgage on its Real Property located at East Garton Road, Castle Rock, Colorado, together with all other relevant documentation of the type described in Sections 5.03(iii) and 5.14 relating to such Real Property, no later than March 31, 2004. All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests and Mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(b) The Borrower will, and will cause each of its Wholly-Owned Domestic Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower will, and will cause its Wholly-Owned Domestic Subsidiaries to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 8.12 has been complied with.

(c) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and its Subsidiaries constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Borrower agrees that each action required by clauses (a) through (c) of this Section 8.12 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.12.

8.13. Ownership of Subsidiaries; etc. The Borrower will, and will cause each of its Subsidiaries to, own 100% of the capital stock and other equity interests of each of their

Subsidiaries (other than directors’ qualifying shares to the extent required by applicable law); provided, that the Borrower and its Wholly-Owned Subsidiaries may own non-Wholly-Owned Subsidiaries so long as the aggregate Investment by the Borrower and its Wholly-Owned Subsidiaries in all such non-Wholly-Owned Subsidiaries is permitted under Section 9.06(xvi).

8.14. Corporate Separateness. The Borrower will take, and will cause each of its Subsidiaries to take, all action as is necessary to keep the operations of the Borrower and its Subsidiaries separate and apart from those of the Company and its other Subsidiaries including, without limitation, ensuring that all customary formalities regarding their respective corporate or limited liability company existence, including holding regular board of directors’ and shareholders’ or owners’ meetings and maintenance of offices and records, are followed. Neither the Borrower nor any of its Subsidiaries will make any payment to a creditor of the Company or any other Subsidiary of the Company in respect of any liability of the Company and its other Subsidiaries. All financial statements provided to creditors shall clearly evidence the legal separateness of the Borrower and its Subsidiaries from the Company and its other Subsidiaries, and the Borrower and its Subsidiaries will maintain their own separate books of account and bank accounts from the Company and its other Subsidiaries and ensure that its payroll is accounted for separately from that of the Company and its other Subsidiaries. The assets of the Borrower and its Subsidiaries will at all times be separately identified and segregated from the assets of the Company and its other Subsidiaries. Finally, neither the Borrower nor any of its Subsidiaries will take any action, or conduct its affairs in a manner which is likely to result in the legal existence of the Borrower or any of its Subsidiaries being ignored, or in the assets and liabilities of the Borrower or any of its Subsidiaries being substantively consolidated with those of the Company and its other Subsidiaries in a bankruptcy, reorganization or other insolvency proceeding.

8.15. Permitted Acquisitions. (a) Subject to the provisions of this Section 8.15 and the requirements contained in the definition of Permitted Acquisition, the Borrower and the Subsidiary Guarantors that are Wholly-Owned Domestic Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) calculations are made by the Borrower showing compliance with the financial covenants contained in Sections 9.09 through 9.12, inclusive, for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such recalculations shall show that such financial covenants would have been complied with, and Consolidated EBITDA shall not have decreased by more than $10,000,000, in each case if the Permitted Acquisition had occurred on the first day of such Calculation Period; (iii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (iv) the aggregate consideration (including, without limitation, (I) the aggregate principal amount of any Indebtedness assumed, refinanced, incurred or issued in connection therewith and (II) the aggregate amount paid and reasonably expected to be paid (based on good faith projections prepared by the Borrower) pursuant to any earn-out, non-compete, consulting or deferred compensation or purchase price arrangements) payable for the proposed Permitted Acquisition, when added to the aggregate consideration paid or payable for all other Permitted Acquisitions theretofore consummated on or after the Effective Date, does not exceed the Permitted Acquisition Amount (provided that the Borrower may also make Permitted Acquisitions from (A) the Designated ECF Amount and/or (B) the net cash proceeds received by the Borrower from the issuance of Specified Additional Notes, to the extent such proceeds are not used to pay a Dividend pursuant to Section 9.04(iii); provided, further that (I) the proceeds of Specified Additional Notes may only be used to purchase Acquired Subscribers and (II) in connection with any such purchase of Acquired Subscribers, the portion of the per subscriber cost financed with the proceeds of Specified Additional Notes shall not exceed $650); and (v) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer or vice president-finance, (x) certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, (y) containing the calculations (in reasonable detail) required by preceding clauses (ii) and (iv) and (z) stating whether any portion of the Designated ECF Amount and/or any proceeds of Specified Additional Notes will be used in connection with such Permitted Acquisition and, if so, how much.

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a domestic Subsidiary, or the acquisition of capital stock or other equity interest of any domestic Person, the capital stock or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement.

(c) The Borrower will cause each Wholly-Owned Domestic Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation as and to the extent required by, Sections 8.12 and 9.17, to the reasonable satisfaction of the Administrative Agent.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each of the Borrower that the certifications pursuant to this Section 8.15 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 10.

8.16. Access and Command Codes. (a) At any time when an Event of Default has occurred and is continuing, the Borrower will, and will cause each of its Subsidiaries to, at the request of the Administrative Agent:

(i) use commercially reasonable efforts to obtain promptly from each provider (other than the Borrower) of tracking, telemetry, control and monitoring services for any Satellite, consents and agreements with the Collateral Agent to:

(A) deliver expeditiously to the Collateral Agent, subject to having obtained any consent or approval of, or registration or filing with, any governmental authority for such delivery, all access codes, command codes and command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of any such Satellite, including activation and control of any spacecraft subsystems and payload components and the transponders thereon;

(B) take commercially reasonable steps necessary, to obtain any consent or approval of, or registration or filing with, any governmental authority required to effect any transfer of operational control over any such Satellite and related technical data (including any license approving the export or re-export of such Satellite to any Person or Persons as designated by the Administrative Agent); and

(C) deliver to the Collateral Agent written evidence of the issuance of any such consent, approval, registration or filing once such consent, approval, registration or filing has been obtained;

(ii) if, after having used its commercially reasonable efforts to obtain the consents and agreements referred to in clause (i) above, any such consents or agreements shall not have been so obtained, instruct each such provider of tracking, telemetry, control and monitoring services (and each manufacturer or primary contractor in respect of Satellites that have yet to be launched, to the extent that the Borrower or any of its Subsidiaries does not have in its possession all items referred to in clause (iii) below) to cooperate in providing the access codes, command codes and command encryption referred to in said clause (i), in each case subject to having obtained any consent or approval of, or registration or filing with, any governmental authority for such delivery; and

(iii) deliver to the Collateral Agent, subject to having obtained any requisite consent or approval of, or registration or filing with, any governmental authority for such delivery, all access codes, command codes and command encryption necessary, in the sole judgment of the Administrative Agent, to establish access to and perform tracking, telemetry, control and monitoring of any Satellite, including activation and control of any spacecraft subsystems and payload components and the transponders thereon and any changes to or modifications of such codes and encryption.

(b) At any time when an Event of Default has occurred and is continuing, the Borrower and its Subsidiaries will, and will use its commercially reasonable efforts to cause each provider (other than the Borrower or its Subsidiaries) of tracking, telemetry, control and monitoring services for any Satellite to agree to not change any access codes, command codes or command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of each Satellite at any time, without promptly furnishing to the Administrative Agent the new access codes, command codes and command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of such Satellite, once such access codes, command codes and command encryption have been delivered to the Administrative Agent pursuant to this Section.

SECTION 9. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule X, plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(iv) Liens created pursuant to the Security Documents;

(v) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.05(iii), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vii) Liens placed upon equipment or other property acquired after the Initial Borrowing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or other property or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.05(iii), (y) in all events, the Lien encumbering the equipment or other property so acquired does not encumber any other asset of the Borrower or such Subsidiary and (z) for purposes of this clause (vii), (A) a satellite will be treated as a newly acquired asset as of the date it is placed in service and (B) any satellite transponder acquired through the exercise of an early buy-out option shall be treated as a newly-acquired asset as of the date such option is exercised;

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x) Liens arising out of the existence of judgments or awards so long as no Event of Default exists (or in the absence of such Lien would exist) under Section 10.09;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.05(vi), and (y) such Liens are not incurred in connection with, or in contemplation or anticipa-

tion of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(xvi) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions.

In connection with the granting of Liens of the type described in clauses (vi), (vii) and (xiv) of this Section 9.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

9.02. Consolidation, Merger, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that:

(i) any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor so long as (i) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, dissolution or liquidation, (ii) in all other cases, the Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation, and (iii) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation); and

(ii) Permitted Acquisitions may be made to the extent permitted by Section 8.15.

9.03. Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, except that:

(i) each of the Borrower and its Subsidiaries may convey, sell, lease or otherwise dispose of inventory, services and other property in the ordinary course of business;

(ii) the Borrower and its Subsidiaries may sell, transfer or otherwise dispose of assets, so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be), (x) the consideration received by the Borrower or such Subsidiary consists of at least 85% cash and is paid at the time of the closing of such sale (provided that any asset sale, transfer or other disposition the consideration for which is less that $10,000,000 shall not be subject to this clause (x)), (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(f) and (z) the aggregate amount of the proceeds received from all assets sold after the Effective Date pursuant to this clause (ii) shall not exceed $500,000,000;

(iii) each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction; and

(iv) each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto.

To the extent the Required Lenders waive the provisions of this Section 9.03 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.03 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

9.04. Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(ii) the Borrower may pay one or more cash Dividends to the Company with the proceeds of the Term Loans and the Senior Notes;

(iii) so long as (x) no Default or Event of Default exists or would result therefrom and (y) the Borrower is a Wholly-Owned Subsidiary of the Company, the Borrower may pay a cash Dividend with the proceeds of any Specified Additional Notes, to the extent such proceeds are not used to make a Permitted Acquisition;

(iv) payments to the Company pursuant to the Tax Sharing Agreements shall be permitted; and

(v) so long as no Default or Event of Default exists or would result therefrom, the Borrower may pay Dividends at any time in an amount up to the Designated ECF Amount at such time; provided that (x) such Dividends are permitted at such time under the terms of the Senior Notes and the Specified Additional Notes (if any) and (y) until such time as the Total Leverage Ratio is less than 2.5:1.0, no more than $150,000,000

(less the amount of Investments made pursuant to Section 9.06(xiv)) of Dividends may be paid pursuant to this Section 9.04(v).

9.05. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Indebtedness of the Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.05 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes and (y) Other Hedging Agreements so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iii) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 9.08) and purchase money Indebtedness described in Section 9.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iii) exceed $500,000,000 at any time outstanding;

(iv) Indebtedness of the Borrower and the Subsidiary Guarantors under the Senior Notes and the other Senior Note Documents in an aggregate principal amount not to exceed $1,400,000,000;

(v) Indebtedness of the Borrower and the Subsidiary Guarantors under the Specified Additional Notes;

(vi) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (vi) shall not exceed $50,000,000 at any one time outstanding;

(vii) intercompany Indebtedness among the Borrower and the Subsidiary Guarantors to the extent permitted by Section 9.06(vii);

(viii) Existing Indebtedness, plus renewals, replacements and extensions of such Existing Indebtedness, provided that the aggregate principal amount of such Indebtedness does not increase from that amount outstanding at the time of any such renewal, replacement or extension;

(ix) at any time after December 31, 2004, subordinated notes issued by the Borrower, so long as (w) the terms and conditions of such subordinated notes are satisfactory to the Agents, (x) no Default or Event of Default exists at the time of the issuance of such notes or would result therefrom, (y) on a pro forma basis after giving effect to such issuance, the Borrower would be in compliance with the covenants set forth in Sections 9.11 and 9.12, and (z) the aggregate outstanding principal amount of such subordinated notes shall not exceed $100,000,000; and

(x) other Indebtedness of the Borrower and the Subsidiary Guarantors not to exceed $50,000,000 in aggregate principal amount outstanding at any time.

9.06. Purchases, Acquisitions, Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person (including, without limitation, joint ventures), or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions in the ordinary course of business) of any Person, except that the following shall be permitted:

(i) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents, provided that during any time that Revolving Loans are outstanding, the aggregate amount of unrestricted cash and Cash Equivalents permitted to be held by the Borrower and its Subsidiaries shall not exceed $100,000,000 for any period of 20 consecutive Business Days;

(iii) the Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule XI, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.06;

(iv) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business;

(vi) the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 9.05(ii);

(vii) the Borrower and the Subsidiary Guarantors may make intercompany loans and advances between and among one another (collectively, “Intercompany Loans”), provided that each such Intercompany Loan shall be evidenced by an Intercompany Note which shall be pledged to the Collateral Agent pursuant to, and to the extent required by, the Pledge Agreement;

(viii) Permitted Acquisitions shall be permitted in accordance with Section 8.15;

(ix) loans and advances to retail subscribers in the ordinary course of business;

(x) loans and advances to other customers and suppliers in the ordinary course of business, provided that outstanding loans and advances to other customers and suppliers made after the Effective Date hereunder and investments under clause (xi) hereof shall not exceed $100,000,000 in the aggregate at any time (plus accrued interest thereon);

(xi) equity in or assets of programming suppliers, technology partners or distributors of DIRECTV services, provided that the cash expended in connection with such investments after the Effective Date hereunder and investments under clause (x) hereof shall not exceed $100,000,000 in the aggregate at any time (plus accrued interest thereon);

(xii) Investments in Wholly-Owned Foreign Subsidiaries to the extent permitted by Section 9.17;

(xiii) Investments representing non-cash consideration received in connection with asset sales, transfers or dispositions consummated in accordance with Section 9.03(ii);

(xiv) additional Investments, so long as the aggregate fair market value of any such Investment (at the time of the making thereof) does not exceed the Designated ECF Amount at such time; provided that until such time as the Total Leverage Ratio is less than 2.5:1.0, no more than $150,000,000 (less the amount of Dividends paid pursuant to Section 9.04(v)) in Investments may be made pursuant to this clause (xiv);

(xv) additional Investments financed with the proceeds of one or more common equity contributions by the Company to the Borrower (to the extent such proceeds are not used to consummate a Permitted Acquisition), so long as the aggregate amount of such Investments does not exceed $50,000,000 at any time outstanding (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans and cash equity returns (whether as a dividend, a redemption or a sale) in the case of equity investments; and

(xvi) in addition to Investments permitted above in this Section 9.06, the Borrower and its Subsidiaries may make additional Investments to or in a Person in an aggregate amount for all Investments made pursuant to this clause (xvi) not to exceed $100,000,000 at any time outstanding (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans and cash equity returns (whether as a dividend, a redemption or a sale) in the case of equity investments.

9.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided, however, that any such transaction or series of transactions involving payments in excess of $50,000,000 shall (i) be approved by a resolution of the majority of the disinterested members of the Board of Directors of the Borrower or (ii) be the subject of a favorable opinion as to matters of fairness from a financial point of view issued by an Independent Financial Advisor with such resolution or such opinion to be delivered no later than ten Business Days following the adoption of such opinion or issuance of such opinions, as the case may be, provided, further, that any such transaction or series of transactions involving payments in excess of $100,000,000 shall be subject to the requirements contained in clause (ii) of the immediately preceding proviso. Notwithstanding the immediately preceding sentence, (x) Dividends may be paid to the extent provided in Section 9.04 and (y) the Administrative Services Agreement, the Intellectual Property License Agreement and the Tax Sharing Agreements, and payments thereunder, shall be permitted.

9.08. Capital Expenditures. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that during any fiscal year of the Borrower set forth below (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed in any fiscal year of the Borrower set forth below the amount set forth opposite such fiscal year below:

Fiscal Year Ending	Amount

December 31, 2003	$450,000,000

December 31, 2004	$275,000,000

December 31, 2005	$275,000,000

December 31, 2006	$275,000,000

December 31, 2007	$275,000,000

December 31, 2008	$275,000,000

December 31, 2009	$275,000,000

Fiscal Year Ending	Amount

December 31, 2010	$275,000,000

(b) Notwithstanding the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any fiscal year of the Borrower (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (b)) is greater than the amount of such Capital Expenditures actually made by the Borrower and its Subsidiaries during such fiscal year, such excess (the “Rollover Amount”) may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year (it being understood and agreed that in such succeeding fiscal year Capital Expenditures shall be deemed to have been made first from the Rollover Amount and second from the amount permitted for such year pursuant to clause (a) above).

(c) In addition to the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures with the amount of Net Sale Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale so long as such Net Sale Proceeds are reinvested (or contractually committed to be reinvested) within 270 days following the date of such Asset Sale, but only to the extent that such Net Sale Proceeds are not otherwise required to be applied to repay Term Loans pursuant to Section 4.02(f).

(d) In addition to the foregoing, the Borrower or any of its Subsidiaries may make Capital Expenditures with the amount of Net Insurance Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Net Insurance Proceeds are used to replace or restore (or contractually committed to be used to so replace or restore) any properties or assets in respect of which such Net Insurance Proceeds were paid within 270 days following the date of receipt of such Net Insurance Proceeds from such Recovery Event, but only to the extent that such Net Insurance Proceeds are not otherwise required to be applied to repay Term Loans pursuant to Section 4.02(h).

(e) In addition to the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures at any time in an amount not to exceed the Designated ECF Amount at such time.

9.09. Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio

June 30, 2003	2.25:1.00

September 30, 2003	2.25:1.00

December 31, 2003	2.25:1.00

March 31, 2004	2.50:1.00

Fiscal Quarter Ending	Ratio

June 30, 2004	2.50:1.00

September 30, 2004	2.50:1.00

December 31, 2004	2.50:1.00

March 31, 2005 and thereafter	3.00:1.00

9.10. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower to be less than 1.00:1.00.

9.11. Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio at any time during a fiscal quarter set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio

June 30, 2003	5.00:1.00

September 30, 2003	5.00:1.00

December 31, 2003	5.00:1.00

March 31, 2004	5.00:1.00

June 30, 2004	5.00:1.00

September 30, 2004	4.75:1.00

December 31, 2004	4.75:1.00

March 31, 2005	4.00:1.00

June 30, 2005	4.00:1.00

September 30, 2005	3.50:1.00

December 31, 2005	3.50:1.00

March 31, 2006 and thereafter	3.00:1.00

9.12. Senior Secured Leverage Ratio. The Borrower will not permit the Senior Secured Leverage Ratio at any time during a fiscal quarter set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio

June 30, 2003	2.50:1.00

September 30, 2003	2.50:1.00

Fiscal Quarter Ending	Ratio

December 31, 2003	2.25:1.00

March 31, 2004	2.25:1.00

June 30, 2004	2.25:1.00

September 30, 2004	2.00:1.00

December 31, 2004	2.00:1.00

March 31, 2005	1.75:1.00

June 30, 2005	1.75:1.00

September 30, 2005 and thereafter	1.50:1.00

9.13. Modifications of Senior Note Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to:

(i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due), any Senior Notes, any Specified Additional Notes or any subordinated notes issued pursuant to Section 9.05(ix);

(ii) amend or modify, or permit the amendment or modification of any provision of, any Senior Note Document or (after the issuance of any Specified Additional Notes) any document relating to the issuance of the Specified Additional Notes;

(iii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other equity interests, or enter into any new agreement with respect to its capital stock or other equity interests, unless such amendment, modification, change or other action contemplated by this clause (iii) could not reasonably be expected to be adverse to the interests of the Lenders;

(iv) amend, modify or change any provision of the Tax Sharing Agreements or enter into any new tax sharing agreement, tax allocation agreement or similar agreement, provided that any such amendment, modification, change or new agreement shall be permitted so long as such amendment, modification, change or new agreement (x) could not reasonably be expected to be adverse to the interests of the Lenders and (y) is approved by the Administrative Agent;

(v) amend, modify, terminate, assign or change any provision of the Intellectual Property License Agreement, provided that any such amendment, modification, assignment or change shall be permitted so long as such amendment, modification, assignment or change (x) could not reasonably be expected to be adverse to the interests of the Lenders and (y) is approved by the Administrative Agent; or

(vi) amend, modify or change the Administrative Services Agreement or enter into any new administrative services agreement with the Company or any Subsidiary of the Company which is not a Credit Party (other than any amendments, modifications or changes to the Administrative Services Agreement as contemplated by the terms thereof as in effect on the Initial Borrowing Date), provided that any such amendment, modification, change or new agreement shall be permitted so long as such amendment, modification, change or new agreement (x) could not reasonably be expected to be adverse to the interests of the Lenders and (y) is approved by the Administrative Agent.

9.14. Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Senior Note Documents or any document relating to the issuance of the Specified Additional Notes, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on transfers of assets which are subject to Permitted Liens, (viii) Existing Indebtedness and other existing agreements as in effect on the Effective Date, (ix) the terms of any Indebtedness acquired or assumed by the Borrower or any of its Subsidiaries pursuant to Section 9.05(vi), so long as such restrictions only apply to the assets acquired pursuant to the respective Permitted Acquisition and were not put in place in contemplation of such Permitted Acquisition and (x) renewals, replacements and extensions of any Existing Indebtedness permitted under Section 9.05(viii), provided that the restrictions contained in the agreements governing such Indebtedness are no more restrictive than those contained in the agreements governing such Existing Indebtedness.

9.15. Limitation on Issuance of Equity. (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred equity interests or (ii) any redeemable common stock or other redeemable common equity interests other than common stock or other redeemable common equity interests that is redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

(b) The Borrower will not permit any of its Subsidiaries to issue any capital stock or other equity interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other equity interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other equity interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock or other equity interests of such Subsidiary, (iii) to qualify directors to the extent required by applicable law or (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement.

9.16. Business; etc. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Initial Borrowing Date and reasonable extensions thereof.

9.17. Limitation on Creation of Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary, provided that the Borrower and its Wholly-Owned Domestic Subsidiaries that are, or are to become, Subsidiary Guarantors may (a) create and/or acquire Wholly-Owned Domestic Subsidiaries pursuant to, and/or to effect, a Permitted Acquisition so long as (i) all of the capital stock and other equity interests of such new Subsidiary are pledged to the Collateral Agent pursuant to the terms and conditions of the Pledge Agreement,  (ii) such new Subsidiary enters into the Subsidiaries Guaranty and executes and delivers to the Collateral Agent counterparts of the Security Agreement and the Pledge Agreement, (iii) such new Subsidiary enters into such Additional Security Documents as the Administrative Agent or the Required Lenders may require pursuant to Section 8.12 and (iv) such new Subsidiary executes and delivers all other relevant documentation (including opinions of counsel) of the type described in Section 5 as such new Subsidiary would have had to deliver if it were a Credit Party on the Initial Borrowing Date, (b) create and/or acquire Wholly-Owned Foreign Subsidiaries so long as the aggregate Investment by the Borrower and its Wholly-Owned Domestic Subsidiaries in all such Wholly-Owned Foreign Subsidiaries shall not exceed $10,000,000 and (c) create and/or acquire non-Wholly-Owned Subsidiaries in accordance with Section 8.13.

9.18. Changes to Legal Names, Organizational Identification Numbers, Jurisdiction or Type or Organization. No Credit Party shall change, or permit any change to, its legal name until (i) it shall have given to the Administrative Agent and the Collateral Agent not less than 15 days prior written notice of its intention so to do, clearly describing such new name and providing other information in connection therewith as the Administrative Agent or Collateral Agent may reasonably request and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Administrative Agent or Collateral Agent to maintain the security interests of the Administrative Agent or Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents at all times fully perfected and in full force and effect. In addition, to the extent that any Credit Party does not have an organizational identification number on the date hereof and later obtains one, or if there is any change in the organizational identification number of any Credit Party, the Borrower or such Credit Party shall promptly notify the Administrative Agent and the Collateral Agent of such new or changed organizational identification number and shall take all actions reasonably satisfactory to the Administrative Agent and the Collateral Agent to the extent necessary to maintain the security interests of the Administrative Agent or Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents fully perfected and in full force and effect. Furthermore, no Credit Party shall change its jurisdiction of organization or its type of organization until (i) it shall have given to the Administrative Agent and the Collateral Agent not less than 15 days prior written notice of its intention so to do, clearly describing such new jurisdiction of organization and/or type of organization and providing such other information in connection therewith as the Administrative Agent or Collateral Agent may reasonably request and (ii) with respect to such new jurisdiction and/or type of organization, it shall have taken all actions reasonably requested by the Administrative Agent or the Collateral Agent to maintain the security interests of the Administrative Agent or Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents at all times fully perfected and in full force and effect. If at any time Schedule V hereto is not true and correct (as of the date in question, which may be after the Effective Date), whether because of changes thereto or as a result of the creation or acquisition of additional Credit Parties, the Borrower shall promptly furnish to the Administrative Agent and the Collateral Agent a true and correct updated Schedule V, which shall contain the updated information required therein with respect to each Credit Party as of the date of any change thereto.

SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01. Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note, (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any regularly accruing Fees owing hereunder or under any other Credit Document or (iii) default, and such default shall continue unremedied for 10 or more Business Days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders, in the payment when due of any other Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03. Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(e), 8.08, 8.11 or 8.14 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.01 and 10.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

10.04. Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $75,000,000; or

10.05. Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06. ERISA. Any fact or circumstance (including without limitation a Reportable Event), which results in, or which the Required Lenders determine in good faith could reasonably be expected to result in, the termination of any Plan of the Borrower, any of its Subsidiaries or any ERISA Affiliate by the Pension Benefit Guaranty Corporation or the appointment by an appropriate United States District Court of a trustee to administer any such Plan, shall occur and shall continue for 30 days after written notice of such determination shall have been given to the Borrower or any of its Subsidiaries by the Administrative Agent, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan of the Borrower or any of its Subsidiaries, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan of the Borrower or any of its Subsidiaries or to appoint a trustee to administer any such Plan and, upon the occurrence of any of the foregoing, the aggregate amount of the unfunded vested liability for the benefits guaranteed by the Pension Benefit Guaranty Corporation under all such Plans and the present value of any Withdrawal Liability which remains unpaid is reasonably estimated to be in excess of $75,000,000 and such liability is not covered by insurance; or

10.07. Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

10.08. Subsidiaries Guaranty. The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

10.09. Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $75,000,000; or

10.10. Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower or the Co-Issuer, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to the Borrower or the Co-Issuer, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as

Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02 to the repayment of the Obligations.

SECTION 11. Definitions and Accounting Terms.

11.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“A Term Loan Maturity Date” shall mean the fifth anniversary of the Initial Borrowing Date.

“A-1 Term Lender” shall mean each Lender with an A-1 Term Loan Commitment or with outstanding A-1 Term Loans.

“A-1 Term Loan” shall have the meaning provided in Section 1.01(a).

“A-1 Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “A-1 Term Loan Commitment,” as same may be terminated pursuant to Sections 3.03 and/or 10.

“A-1 Term Loan Percentage” shall mean, at any time, a fraction (expressed as a percentage) the numerator of which is the aggregate principal amount of A-1 Term Loans then outstanding and the denominator of which is the sum of the aggregate principal amount of Term Loans then outstanding plus the Total A-2 Term Loan Commitment at such time.

“A-1 Term Loan Scheduled Repayment” shall have the meaning provided in Section 4.02(b)(i).

“A-1 Term Note” shall have the meaning provided in Section 1.05(a).

“A-2 Term Commitment Commission” shall have the meaning provided in Section 3.01(a).

“A-2 Term Lender” shall mean each Lender with an A-2 Term Loan Commitment or with outstanding A-2 Term Loans.

“A-2 Term Loan” shall have the meaning provided in Section 1.01(b).

“A-2 Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “A-2 Term Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

“A-2 Term Loan Percentage” shall mean, at any time, a fraction (expressed as a percentage) the numerator of which is the sum of the aggregate principal amount of A-2 Term

Loans then outstanding plus the Total A-2 Term Loan Commitment at such time and the denominator of which is the sum of the aggregate principal amount of Term Loans then outstanding plus the Total A-2 Term Loan Commitment at such time.

“A-2 Term Loan Scheduled Repayment” shall have the meaning provided in Section 4.02(b)(ii).

“A-2 Term Note” shall have the meaning provided in Section 1.05(a).

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower (including, without limitation, an Acquired Subscriber) or (y) 100% of the capital stock of any such Person, which Person shall, as a result of such stock acquisition, become a Wholly-Owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving Person).

“Acquired Subscriber” shall mean a subscriber (located in the United States) to a direct-to-home telecommunications service as to whom the Borrower or one of its Subsidiaries purchases (from a third party that is not an Affiliate of the Borrower at the time of such acquisition) the right to provide direct-to-home telecommunications services to such subscriber, whether such purchase is undertaken (a) directly, (b) through the acquisition of the entity providing direct-to-home telecommunications services, (c) through the acquisition of assets used or to be used to provide direct-to-home telecommunications service to such subscriber or (d) through the purchase of a contractual right to provide direct-to-home telecommunications service to such subscriber.

“Additional Security Documents” shall have the meaning provided in Section 8.12.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean DBTCA, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Administrative Services Agreement” shall mean that certain Administrative Services Agreement, dated as of February 28, 2003, by and between the Company and the Borrower.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agents” shall have the meaning set forth in the first paragraph of this Agreement.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Margin” in respect of A-1 Term Loans, A-2 Term Loans, B Term Loans and Revolving Loans for any Margin Adjustment Period shall mean, from and after any Start Date to and including the corresponding End Date, the respective percentage per annum set forth below under the respective Type and Tranche of Loans and opposite the respective Level (i.e., Level 1, Level 2, Level 3, Level 4 or Level 5, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as shown in the respective officer’s certificate delivered pursuant to Section 8.01(d) or the first proviso below):

Level	Leverage Ratio	A-1 Term Loans, A-2 Term Loans and Revolving Loans maintained as Base Rate Loans	A-1 Term Loans, A-2 Term Loans and Revolving Loans maintained as Eurodollar Loans	B Term Loans maintained as Base Rate Loans	B Term Loans maintained as Eurodollar Loans
1	Less than or equal to 2.50:1.00	1.75%	2.75%	2.50%	3.50%
2	Greater than 2.50:1.00 but less than or equal to 3.00:1.00	2.00%	3.00%	2.50%	3.50%
3	Greater than 3.00:1.00 but less than or equal to 3.50:1.00	2.25%	3.25%	2.50%	3.50%
4	Greater than 3.50:1.00 but less than or equal to 4.00:1.00	2.50%	3.50%	2.50%	3.50%
5	Greater than 4.00:1.00	2.75%	3.75%	2.75%	3.75%

; provided, however, that if the Borrower fails to deliver the financial statements required to be delivered pursuant to Section 8.01(a) or (b) (accompanied by the officer’s certificate required to be delivered pursuant to Section 8.01(d) showing the applicable Total Leverage Ratio on the relevant Test Date) on or prior to the respective date required by such Sections, then Level 5 pricing shall apply until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificate have been delivered showing the pricing for the respective Margin Adjustment Period is at a Level below Level 5 (it being understood that, in the case of any late delivery of the financial statements and officer’s certificate as so required, any reduction in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); provided further, that (i) Level 5 pricing shall apply at all times when any Default or Event of Default is in existence and (ii) for the period from the Initial Borrowing Date to the date of the delivery of the Borrower’s financial statements (and related officer’s certificate) in respect of its fiscal quarter ending on September 30, 2003, Level 4 pricing shall apply (unless Level 5 pricing would otherwise apply, in which case Level 5 pricing shall apply).

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or equity interests in, another Person) other than (a) sales of assets pursuant to Sections 9.03(i), (iii) and (iv), and (b) any sale, transfer or other disposition the consideration for which is less than $10,000,000.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit M (appropriately completed).

“B Term Loan” shall have the meaning provided in Section 1.01(c).

“B Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “B Term Loan Commitment,” as the same may be terminated pursuant to Sections 3.03 and/or 10.

“B Term Loan Maturity Date” shall mean the seventh anniversary of the Initial Borrowing Date.

“B Term Loan Percentage” shall mean, at any time, a fraction (expressed as a percentage) the numerator of which is the aggregate principal amount of B Term Loans then outstanding and the denominator of which is the sum of the aggregate principal amount of Term Loans then outstanding plus the Total A-2 Term Loan Commitment at such time.

“B Term Loan Scheduled Repayment” shall have the meaning provided in Section 4.02(c).

“B Term Note” shall have the meaning provided in Section 1.05(a).

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“BOA” shall mean Bank of America, N.A.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Calculation Period” shall mean, in the case of any Permitted Acquisition, the Test Period most recently ended prior to the date of any such Permitted Acquisition for which financial statements are available.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person with respect to property, plant and equipment which should be capitalized in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (iv)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean the occurrence of one or more of the following events:

(a) the ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than one or more Permitted Holders of equity interests representing more than 40% (on a fully diluted basis) of the total voting power represented by the issued and outstanding equity interests of the Borrower then entitled to vote in the election of the Board of Directors of the Borrower;

(b) at any time that the Borrower is a Subsidiary of the Company, the ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than one or more Permitted Holders of shares representing more than 40% (on a fully diluted basis) of the total voting power represented by the issued and outstanding capital stock of the Company then entitled to vote in the election of the Board of Directors of the Company;

(c) at any time, the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower (or, at any time when the Borrower is a Subsidiary of the Company, of the Company) by persons who were neither (i) nominated by the Board of Directors of the Borrower (or of the Company, as the case may be) with the affirmative vote of a majority of the members of said board of directors at the time of such nomination or election nor (ii) appointed by directors so nominated or elected or appointed by Permitted Holders;

(d) any “Change of Control” (however defined in the relevant indenture or other instrument) shall occur with respect to the indenture evidencing the Senior Notes, the Specified Additional Notes or any other issuance by the Borrower or any of its Subsidiaries of material senior or subordinated debt if the effect thereof is to require the Borrower or any of its Subsidiaries to repurchase or redeem (or make an offer to repurchase of redeem), or result in any event of default in respect of, any such notes or indebtedness;

(e) at any time when the Company shall have ceased to own 100% of the equity interests of the Borrower, 100% of such equity interests are not owned by a newly-created limited liability company or corporation (“New Holdco”) which shall have granted a first priority perfected security interest in such equity interests to the Collateral Agent pursuant to a hypothecation agreement substantially in the form of the Hypothecation Agreement; or

(f) at any time after New Holdco acquires the equity interests of the Borrower as contemplated by clause (e) above, New Holdco shall cease to own, directly, 100% of the equity interests in the Borrower.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Co-Issuer” shall mean DIRECTV Financing Co., Inc., a Delaware corporation and the co-issuer of the Senior Notes.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Hypothecation Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 4.02 or 10.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean any of the commitments of any Lender, i.e., whether the A-1 Term Loan Commitment, the A-2 Term Loan Commitment, the B Term Loan Commitment or the Revolving Loan Commitment.

“Commitment Commission” shall mean the A-2 Term Commitment Commission and the RL Commitment Commission.

“Company” shall mean Hughes Electronics Corporation, a Delaware corporation.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Capital Expenditures” shall mean, for any period, the aggregate amount of Capital Expenditures of the Borrower and its Subsidiaries during such period.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBIT” shall mean, for any period, Consolidated Net Income for such period before deducting therefrom consolidated interest expense of the Borrower and its Subsidiaries for such period (to the extent that such consolidated interest expense was deducted in arriving at Consolidated Net Income for such period) and provision for taxes based on income that were included in arriving at Consolidated Net Income for such period and without giving effect to (i) any extraordinary gains or any extraordinary non-cash losses (except to the extent that any such extraordinary non-cash losses will require a cash payment in a future period), (ii) any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business, (iii) the non-cash component of any unusual or nonrecurring item of gain, loss, income or expense, (iv) any non-cash gain or loss related to discontinued operations, (v) any non-cash impairment loss of goodwill or other intangibles required to be taken pursuant to Statement of Financial Accounting Standards Number 142, and (vi) any non-cash expense recorded with respect to stock options, in each case to the extent used or included in determining Consolidated Net Income (including without limitation the writedown of certain investments not to exceed an aggregate of $100,000,000, and only for purposes of determining Consolidated EBIT for any Test Period ending on or prior to September 30, 2003), provided that with respect to accruals or reserves for future cash disbursements, such future cash disbursements shall be deducted in the fiscal period in which such cash disbursement is made.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT for such period, adjusted by (x) adding thereto (i) the amount of all amortization of intangibles and depreciation that were deducted in arriving at Consolidated Net Income for such period, (ii) the amount of all expenses incurred in connection with the Transaction for such period to the extent that same were deducted in arriving at Consolidated Net Income for such period, and (iii) the amount of all non-cash deferred compensation expense for such period to the extent that same was deducted in arriving at the Consolidated Net Income for such period and (y) deducting therefrom the amount of all cash payments during such period that are associated with any non-cash deferred compensation expense that was added back to Consolidated Net Income in a previous period; it being understood that in determining the Total Leverage Ratio and the Senior Secured Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any Acquired Entity or Business acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by the Borrower or any of its Subsidiaries during such period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period, (ii) the amount of all Capital Expenditures made by the Borrower and its Subsidiaries for such period (other than Capital Expenditures made pursuant to Section 9.08(c), (d) or (e)), (iii) the scheduled principal amount of all amortization payments on all Indebtedness (including, without limitation, the Term Loans and the principal component of all Capitalized Lease Obligations but excluding the repayment of the Existing Credit Agreement pursuant to the Refinancing) of the Borrower and its Subsidiaries for such period (as determined on the first day of such period), and (iv) the amount of all cash payments made by the Borrower and its Subsidiaries in respect of taxes or tax liabilities for such period.

“Consolidated Group” shall mean the Borrower and its Subsidiaries determined in accordance with generally accepted accounting principles on a consolidated basis.

“Consolidated Indebtedness” shall mean, at any time, the principal amount of all Indebtedness for borrowed money of the Borrower and its Subsidiaries at such time determined on a consolidated basis (it being understood and agreed that outstanding letters of credit shall not constitute Indebtedness for borrowed money unless such letters of credit have been drawn on by the beneficiary thereof and the resulting obligations have not been paid by the Borrower).

“Consolidated Interest Expense” shall mean, for any period, the sum of the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period; provided that the amortization of (i) deferred financing, legal and accounting costs with respect to this Agreement, the Senior Notes and the Specified Additional Notes (if any) and (ii) any interest expense attributable to the USSB Programming Contracts and long-term manufacturing subsidies in existence as of the Effective Date shall be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Borrower or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of the Borrower (other than the Borrower) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (iii) the net income (or loss) of any other Person acquired by the Borrower or a Subsidiary of the Borrower in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Consolidated Senior Secured Indebtedness” shall mean, at any time, an amount equal to the sum of (x) all Obligations, (y) without duplication, all Guaranteed Obligations and (z) any Indebtedness secured by Liens permitted pursuant to Section 9.01(iii), (vi), (vii) or (xiv), at such time.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (a) endorsements of instruments for deposit or collection in the ordinary course of business or (b) minimum revenue guarantees provided by the Borrower and its Subsidiaries to programming sources in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Subsidiaries Guaranty, and each Security Document.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Company (or, after a transaction of the type referred to in clause (e) of the definition of Change of Control, New Holdco), the Borrower and each Subsidiary Guarantor.

“DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated ECF” shall mean the portion of Excess Cash Flow of the Borrower and its Subsidiaries which is permitted to be retained by the Borrower pursuant to Section 4.02(g).

“Designated ECF Amount” shall initially be $0, which amount shall be (A) increased on each Excess Cash Payment Date so long as any repayment required pursuant to Section 4.02(g) has been made, by an amount equal to the portion of Excess Cash Flow (i.e., either 50% or 100%) for the immediately preceding Excess Cash Payment Period which the Borrower is permitted to retain, and (B) reduced (i) at the time any Capital Expenditure is made pursuant to Section 9.08(e), by the amount thereof, (ii) at the time any Permitted Acquisition is made, by the amount of Designated ECF expended in connection therewith, (iii) at the time any Investment is made pursuant to Section 9.06(xiv), by the amount of Designated ECF expended in connection therewith, and (iv) at the time any Dividend is paid pursuant to Section 9.04(v), by the amount thereof.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership or membership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests). Without limiting the foregoing, (i) “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes and (ii) with respect to the Borrower and its Subsidiaries, a “Dividend” shall include any purchase, redemption or other acquisition of any Equity Interest in the Company or any of its Affiliates. Notwithstanding the foregoing, “Dividends” shall not include Letters of Credit issued hereunder to support the obligations of the Company and its Subsidiaries.

“Documents” shall mean the Credit Documents and the Senior Note Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Drawing” shall have the meaning provided in Section 2.05(b).

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Company and its Subsidiaries.

“End Date” shall mean, for any Margin Adjustment Period, the last day of such Margin Adjustment Period.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings against the Borrower or any of its Subsidiaries arising out of or brought pursuant to any Environmental Law or any Environmental Permit (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any applicable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment applicable to the Borrower or any of its Subsidiaries, relating to the environment, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; and the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Permits” shall have the meaning provided in Section 7.18(a).

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary of the Borrower within the meaning of Section 414(b), 414(c) or 414(m) of the Internal Revenue Code of 1986, as amended, excluding GM and its Subsidiaries (other than the Borrower and its Subsidiaries).

“Eurodollar Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean, for each Interest Period of a Eurodollar Loan, (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) in each case determined by the Administrative Agent to be equal to:

(a) the offered rate that appears on the Dow Jones Telerate Screen Page 3750 (or any successor page) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of the applicable Interest Period) for a term equivalent to the applicable Interest Period at approximately 11:00 A.M. (London, England time) two Business Days prior to the first day of the applicable Interest Period; or

(b) if for any reason the foregoing rate in clause (a) is unavailable or undeterminable, the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of the applicable Interest Period) for a term equivalent to the applicable Interest Period at approximately 11:00 A.M. (London, England time) two Business Days prior to the first day of the applicable Interest Period; or

(c) if for any reason the foregoing rates in clauses (a) and (b) are unavailable or undeterminable, the rate of interest at which deposits in Dollars for delivery on the first day of the applicable Interest Period in same day funds in the approximate amount of the applicable Eurodollar Loan for a term equivalent to the applicable Interest Period would be offered by DBTCA to major banks in the offshore U.S. dollar market at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of the applicable Interest Period;

divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 10.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Asset Sale proceeds, insurance proceeds or Indebtedness), (ii) the aggregate amount of all Permitted Acquisitions made by the Borrower and its Subsidiaries during such period (other than Permitted Acquisitions to the extent financed with equity proceeds, Asset Sale proceeds, insurance proceeds or Indebtedness), (iii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries during such period (other than (A) repayments of the Existing Credit Agreement pursuant to the Refinancing, (B) repayments to the extent made with Asset Sale proceeds, equity proceeds, insurance proceeds or Indebtedness and (C) repayments of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a Scheduled Repayment under Sections 4.02(b) or (c) or (y) made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment)), and (iv) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.

“Excess Cash Payment Date” shall mean April 15 of each year (commencing on April 15, 2004).

“Excess Cash Payment Period” shall mean with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement (as amended, modified or supplemented from time to time), dated as of November 24, 1999, among the Company, the lenders party thereto, Citicorp USA, Inc., as syndication agent, and Bank of America, N.A., as administrative agent.

“Existing Indebtedness” shall have the meaning provided in Section 7.21.

“Facing Fee” shall have the meaning provided in Section 3.01(d).

“FCC” shall mean the Federal Communications Commission or any governmental authority substituted therefor.

“FCC Licenses” shall mean all authorizations, orders, licenses and permits issued by the FCC to the Borrower or any of its Subsidiaries, under which the Borrower or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its transmit only, receive only or transmit and receive earth stations.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (i) Consolidated EBITDA to

(ii) Consolidated Fixed Charges for such Test Period.

“GM” shall mean General Motors Corporation, a Delaware corporation.

“GM Pension or Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, and any related trust, in each case sponsored or maintained by GM or any of its Subsidiaries.

“Guaranteed Obligations” shall mean all “Guaranteed Obligations” as defined in the Subsidiaries Guaranty.

“Hazardous Materials” shall mean any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law, including without limitation any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas.

“Hypothecation Agreement” shall have the meaning provided in Section 5.11.

“Hypothecation Agreement Collateral” shall mean all “Collateral” as defined in the Hypothecation Agreement.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (vi) all Contingent Obligations of such Person in respect of Indebtedness of the types described in clauses (i)-(v) above. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Independent Financial Advisor” shall mean a firm which, in the judgment of the Board of Directors of the Borrower, is independent and otherwise qualified to perform the task for which it is to be engaged.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Intellectual Property” shall have the meaning provided in Section 7.20.

“Intellectual Property License Agreement” shall mean that certain Intellectual Property License Agreement, dated as of February 10, 2003, between the Company and the Borrower’s Subsidiary, DIRECTV Enterprises, LLC, as in effect on the date thereof and as the same may be amended from time to time in accordance with the terms hereof and thereof.

“Intercompany Loan” shall have the meaning provided in Section 9.06(vii).

“Intercompany Notes” shall mean a promissory note, in the form of Exhibit N, evidencing Intercompany Loans.

“Interest Coverage Ratio” shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 1.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.06.

“Issuing Lender” shall mean each of DBTCA and BOA (except as otherwise provided in Section 12.09) and any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such issuing Lender.

“L/C Supportable Obligations” shall mean (i) obligations of the Company, the Borrower or any of their respective Subsidiaries (subject to the terms of Section 2.01(b)) with respect to workers compensation, surety bonds, insurance obligations and other similar statutory obligations and (ii) such other obligations of the Company or any of its Subsidiaries otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of the Senior Notes and the Specified Additional Notes).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.13 or 13.04(b).

“Lender Default” shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 1.01(a), 1.01(b), 1.01(c), 1.01(d) or 2.

“Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(c).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 2.03(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan and each Revolving Loan.

“Majority Lenders” shall mean, with respect to any Tranche, those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments, if any, with respect thereto were terminated.

“Margin Adjustment Period” shall mean each period which shall commence on the date upon which the respective officer’s certificate is delivered pursuant to Section 8.01(d) (together with the related financial statements pursuant to Section 8.01(a) or (b), as the case may be) and which shall end on the date of actual delivery of the next officer’s certificate pursuant to Section 8.01(d) (and related financial statements) or the latest date on which such next officer’s certificate (and related financial statements) is required to be so delivered; it being understood that the first Margin Adjustment Period shall commence with the delivery of the Borrower’s financial statements (and related officer’s certificate) in respect of its fiscal quarter ending on September 30, 2003.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities or financial condition of the Borrower and its Subsidiaries (or, solely in the case of any determination made on the Initial Borrowing Date, the Company and its Subsidiaries) taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (y) on the ability of the Credit Parties (taken as a whole) to perform their obligations to the Lenders or Administrative Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean, with respect to any Tranche of Loans, the A Term Loan Maturity Date, the B Term Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $25,000,000 and (ii) for Revolving Loans, $5,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a mortgage title insurance policy or a binding commitment with respect thereto.

“Mortgaged Property” shall mean any Real Property owned or leased by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by the respective Person from the respective incurrence of such Indebtedness.

“Net Equity Proceeds” shall mean, with respect to each issuance or sale of any equity by any Person or any capital contribution to such Person, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by such Person from the respective sale or issuance of its equity or from the respective capital contribution.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds (net of reasonable costs and taxes incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event.

“Net Sale Proceeds” shall mean, for any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of the reasonable costs of such sale (including fees and commissions, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold), and the incremental taxes paid or payable as a result of such Asset Sale.

“New Holdco” shall have the meaning provided in the definition of Change of Control.

“Non-Defaulting Lender”, “Non-Defaulting RL Lender” and “Non-Defaulting A-2 Term Lender” shall mean and include each Lender, RL Lender or A-2 Term Lender, as the case may be, other than a Defaulting Lender.

“Note” shall mean each Term Note and each Revolving Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 31 West 52nd Street, 7th Floor, New York, New York 10019, Attention: Gregory Shefrin and (ii) for operational notices, the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, Attention: James Cullen or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Syndication Agent, the Collateral Agent, any Issuing Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Participant” shall have the meaning provided in Section 2.04(a).

“Payment Office” shall mean the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Permitted Acquisition” shall mean the acquisition by the Borrower or a Wholly-Owned Domestic Subsidiary thereof which is a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Domestic Subsidiary thereof which is a Subsidiary Guarantor (so long as the Wholly-Owned Domestic Subsidiary is the surviving corporation), provided that (in each case) (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Domestic Subsidiary consists solely of cash (including proceeds of Revolving Loans), equity of GM, the Company or any of their respective Subsidiaries (other than the Borrower and its Subsidiaries), equity of the Borrower, the issuance or incurrence of Indebtedness otherwise permitted by Section 9.05 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.05, (B) in the case of the acquisition of 100% of the capital stock or other equity interests of any Person (including by way of merger), such Person shall own no capital stock or other equity interests of any other Person (excluding de minimis amounts and amounts permitted under Section 9.06(xvi)) unless such Person owns 100% of the capital stock or other equity interests of such other Person, (C) all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States, (D) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.16, (E) the Board of Directors (or equivalent) of the Acquired Entity or Business shall have approved such Permitted Acquisition and (F) all applicable requirements of Sections 8.15, 9.06 and 9.17 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Acquisition Amount” shall mean, at any time, an amount equal to (i) $250,000,000 plus (ii) as of the first day of each fiscal year (beginning with the fiscal year starting on January 1, 2004), an additional $100,000,000, plus (iii) an amount equal to the net cash proceeds received by the Borrower from any cash common equity contribution made by the Company in the Borrower after the Effective Date (to the extent such proceeds are not used to make an Investment pursuant to Section 9.06(xv)).

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holder” shall mean each of (i) GM, (ii) the Company, (iii) any GM Pension or Benefit Plan and (iv) any Subsidiary or any other Person, directly or indirectly, controlled by any of the foregoing.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any employee benefit pension plan which is subject to the provisions of Title IV of ERISA and which is maintained for employees of the Borrower or any Subsidiary of the Borrower.

“Pledge Agreement” shall have the meaning provided in Section 5.10.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement or the Hypothecation Agreement, as applicable.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period or (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition consummated during the periods described above, with such Consolidated EBITDA to be determined as if such Permitted Acquisition was consummated on the first day of the relevant Calculation Period, but without taking into account any pro forma cost savings and expenses.

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated February 2003 and that were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Agents and the Lenders prior to the Initial Borrowing Date.

“Quarterly Payment Date” shall mean each January 15, April 15, July 15 and October 15 occurring after the Initial Borrowing Date, commencing on April 15, 2003.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipients” shall have the meaning provided in Section 13.16(a).

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries.

“Refinancing” shall mean the repayment of all outstanding loans and all other obligations (and the termination of all commitments) under the Existing Credit Agreement, as described in Section 5.07.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 1.13.

“Replacement Lender” shall have the meaning provided in Section 1.13.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder excluding those events for which the 30-day notice requirement is waived, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

“Representatives” shall have the meaning provided in Section 13.16(a).

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Term Loans, A-2 Term Loan Commitments and Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and RL Percentages of Letter of Credit Outstandings) represent at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders, (ii) the Total A-2 Term Loan Commitment less the A-2 Term Loan Commitments of all Defaulting Lenders and (iii) the Total Revolving Loan Commitment less the Revolving Loan Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total Letter of Credit Outstandings at such time).

“Revolving Loan” shall have the meaning provided in Section 1.01(d).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

“Revolving Loan Maturity Date” shall mean the fifth anniversary of the Initial Borrowing Date.

“Revolving Note” shall have the meaning provided in Section 1.05(a).

“RL Commitment Commission” shall have the meaning provided in Section 3.01(b).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“Rollover Amount” shall have the meaning provided in Section 9.08(b).

“S&P” shall mean Standard & Poor’s Ratings Services.

“Satellite” shall mean any satellite owned by, leased to or for which a contract to purchase has been entered into by, the Borrower or any of its Subsidiaries, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Scheduled Repayments” shall mean each A-1 Term Loan Scheduled Repayment, each A-2 Term Loan Scheduled Repayment and each B Term Loan Scheduled Repayment.

“SEC” shall have the meaning provided in Section 8.01(f).

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 5.12.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, the Hypothecation Agreement (or, after any transaction referred to in clause (e) of the definition of Change of Control, the hypothecation agreement entered into by New Holdco pursuant to such clause (e)), each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Senior Note Documents” shall mean the Senior Note Indenture, the Senior Notes and each other document or agreement relating to the issuance of the Senior Notes.

“Senior Note Indenture” shall mean the Indenture, dated as of February 28, 2003, among the Borrower, the Co-Issuer and the Bank of New York, as in effect on the Initial Borrowing Date and as the same may be amended from time to time in accordance with the terms hereof and thereof.

“Senior Notes” shall mean the Borrower’s and the Co-Issuer’s 8.375% Senior Notes due 2013 issued pursuant to the Senior Note Indenture.

“Senior Secured Leverage Ratio” shall mean, at any time, the ratio of Consolidated Senior Secured Indebtedness at such time to Consolidated EBITDA for the Test Period then most recently ended.

“Specified Additional Notes” shall mean senior and/or subordinated notes issued by the Borrower on or prior to December 31, 2004, the terms and conditions of which are satisfactory to the Agents; provided that Specified Additional Notes may only be issued if, on a pro forma basis after giving effect to such issuance, (a) the Senior Secured Leverage Ratio is less than (i) if tested at any time on or prior to March 31, 2004, 1.80:1.00 and (ii) if tested thereafter, 1.50:1.00 and (b) the Total Leverage Ratio is less than (i) if tested at any time on or prior to March 31, 2004, 4.50:1.00 and (ii) if tested thereafter, 4.25:1.00.

“Start Date” shall mean, with respect to any Margin Adjustment Period, the first day of such Margin Adjustment Period.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiaries Guaranty” shall have the meaning provided in Section 5.13.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each domestic Subsidiary of the Borrower.

“Supermajority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the term “a majority” contained therein were changed to “66-2/3%.”

“Syndication Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Syndication Date” shall mean that date upon which the Agents determine in their sole discretion (and notify the Borrower) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 13.04(b)) has been completed.

“Tax Sharing Agreements” shall mean the Tax Sharing Agreement, dated as of January 28, 2003, relating to the allocation of U.S. federal income taxes, and the Tax Sharing Agreement, dated as of January 28, 2003, relating to the allocation of U.S. state and local income taxes, in each case, among the Company, the Borrower and DirecTV Enterprises, LLC.

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Loan” shall mean each A-1 Term Loan, each A-2 Term Loan and each B Term Loan.

“Term Note” shall mean each A-1 Term Note, each A-2 Term Note and each B Term Note.

“Test Date” shall mean, with respect to any Start Date, the last day of the most recent fiscal quarter of the Borrower ended immediately prior to such Start Date.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).

“Total A-1 Term Loan Commitment” shall mean, at any time, the sum of the A-1 Term Loan Commitments of each of the Lenders at such time.

“Total A-2 Term Loan Commitment” shall mean, at any time, the sum of the A-2 Term Loan Commitments of each of the Lenders at such time.

“Total B Term Loan Commitment” shall mean, at any time, the sum of the B Term Loan Commitments of each of the Lenders at such time.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, at any time, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the Test Period then most recently ended.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect less (y) the sum of the aggregate principal amount of all Revolving Loans then outstanding plus the aggregate amount of all Letter of Credit Outstandings.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being four separate Tranches, i.e., A-1 Term Loans, A-2 Term Loans, B Term Loans and Revolving Loans.

“Transaction” shall mean, collectively, (i) the occurrence of the Refinancing, (ii) the issuance of the Senior Notes, (iii) the entering into of the Credit Documents and the incurrence of Loans and issuance of Letters of Credit on the Initial Borrowing Date and (iv) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 2.05(a).

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“USSB Programming Contracts” shall mean those premium programming service contracts that were acquired by the Company in connection with the Company’s merger with United States Satellite Broadcasting Company and subsequently transferred to the Borrower.

“Waivable Repayment” shall have the meaning provided in Section 4.02(l).

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is incorporated or organized in the United States or any state thereof.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary which is not a Wholly-Owned Domestic Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

“Withdrawal Liability” shall mean, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Borrower or any ERISA Affiliate made a complete withdrawal from all Plans and any increases in contributions pursuant to Section 4243 of ERISA.

SECTION 12. The Administrative Agent.

12.01. Appointment. The Lenders hereby irrevocably designate and appoint (x) DBTCA as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include DBTCA in its capacity as Collateral Agent pursuant to the Security Documents) and (y) Bank of America, N.A. as Syndication Agent, in each case to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, each Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.02. Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. No Agent nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Agents shall be mechanical and administrative in nature; the Agents shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

12.03. Lack of Reliance on the Agents. Independently and without reliance upon any Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04. Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05. Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06. Indemnification. To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07. The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the

Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Majority Lenders,” “Supermajority Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08. Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09. Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 35th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

SECTION 13. Miscellaneous.

13.01. Payment of Expenses, etc. The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Agents’ local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of each of the Agents in connection with its syndication efforts with respect to this Agreement and each Agent and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants and the allocated cost of internal counsel for the Agents and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) pay and hold each of the Agents, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save each of the Agents, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify each Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements and the allocated cost of internal counsel) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred (x) by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) with respect to taxes, and amounts relating thereto, governed by Section 4.04 (or (i) any tax imposed on or measured by the net income (or capital or franchise or similar taxes imposed in lieu of a net income tax) of a Lender, an Issuing Lender or an Agent, as the case may be, pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender, such Issuing Lender or such Agent, as the case may be, is located or any subdivision thereof or therein, and (ii) any liability for interest and penalties arising with respect to such excluded taxes described in clause (i) above)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02. Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of such Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to such Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER, ISSUING LENDER OR THE ADMINISTRATIVE AGENT SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR, TO THE EXTENT REQUIRED BY SECTION 13.12 OF THIS AGREEMENT, ALL OF THE LENDERS, OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR THE ADMINISTRATIVE AGENT OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

13.03. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

13.04. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 1.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or any fund that invests in loans and is managed or advised by such Lender or (B) one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)) or any fund that invests in loans and is managed or advised by any such other Lender, or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning

Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default exists, the Borrower shall be required in connection with any such assignment pursuant to clause (y) above (which consent, in each case, shall not be unreasonably withheld or delayed, provided, however, that for the first 30 days following the Initial Borrowing Date, assignments by DBTCA and/or BOA shall not require the consent of the Borrower), (iv) the Administrative Agent shall receive at the time of each such assignment (other than in the case of any assignment entered into between any Agent and an assignee prior to the Syndication Date), from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 2.06 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to its trustee or such collateral agent, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

13.05. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and any Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any Agent, the Collateral

Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06. Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07. Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow and the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 9.08 through 9.12, inclusive, shall utilize generally accepted accounting principles and policies in conformity with those used to prepare the historical financial statements of the Borrower referred to in Section 7.05(a) and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (or 365-366 days in the case of interest on Base Rate Loans maintained at the Prime Lending Rate) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, each Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12. Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date (unless such Letter of Credit is fully cash collateralized in a manner and pursuant to documentation satisfactory to the Administrative Agent), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under the Security Documents, (iii) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender affected thereby, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of any Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of such Agent, (4) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (5) without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment or repayment as a result of the actions described below (or without the consent of the Majority Lenders of each Tranche in the case of an amendment to the definition of Majority Lenders), amend the definition of Majority Lenders or alter the required application of any prepayments or repayments, as between the various Tranches, pursuant to Section 4.01 or 4.02 (excluding Section 4.02(b) and (c)) (although the Required Lenders may (I) waive, in whole or in part, any such prepayment or repayment, so long as the application, as amongst the various Tranches, of any such prepayment or repayment which is still required to be made is not altered and (II) agree to additional extensions of credit made after the Initial Borrowing Date (and not pursuant to the Commitments as in effect on the Initial Borrowing Date) on substantially the same basis as the other extensions of credit made pursuant to this Agreement) or (6) without the consent of the Supermajority Lenders of the respective Tranche, reduce the amount of, or extend the date of, any Tranche A-1 Scheduled Repayment, Tranche A-2 Scheduled Repayment or Tranche B Scheduled Repayment, as the case may be, or amend the definition of Supermajority Lenders (although the Required Lenders may agree to additional extensions of credit made after the Initial Borrowing Date (and not pursuant to the Commitments as in effect on the Initial Borrowing Date) on substantially the same basis as the other extensions of credit made pursuant to this Agreement).

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay each Tranche of outstanding Loans of such Lender in accordance with Sections 3.02(b) and/or 4.01(b), provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13. Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.06 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15. Register. The Borrower hereby designates the Administrative Agent and the Administrative Agents agrees to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the names and addresses of the Lenders, the Issuing Lenders and the Agents, the Commitments from time to time of each of the Lenders, the principal amount of the Loans made by each of the Lenders, each payment of principal or interest in respect of the Loans of each Lender and the Letter of Credit Outstandings (specifying the Unpaid Drawings) owing to each Issuing Lender from time to time. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans or such Letter of Credit Outstandings (it being understood and agreed that upon becoming aware of any such error the Administrative Agent will correct such error). With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15. The Borrower and each Lender shall have the right to inspect the

Register during ordinary business hours upon reasonable prior notice to the Administrative Agent.

13.16. Confidentiality. (a) In consideration of the Borrower furnishing Confidential Information (as defined below) to the Lenders and the Agents (collectively, the “Recipients”) and their respective directors, officers and employees (collectively, the “Representatives”), each Recipient agrees for itself that:

(i) Such Recipient shall keep the Confidential Information confidential and shall not, without the Borrower’s prior written consent, disclose it in any manner whatsoever, in whole or in part, and shall not use the Confidential Information other than in connection with this Agreement. Each Recipient agrees to reveal the Confidential Information only to its Representatives, bank affiliates, auditors, counsel and other advisors, representatives or agents who need to know the Confidential Information for the purpose of this Agreement, who are informed by such Recipient of the confidential nature of the Confidential Information and who shall agree to act in accordance with the terms and conditions of this section. Each Recipient shall be responsible for any breach of this Section by its Representatives.

(ii) Without the Borrower’s prior written consent, no Recipient shall disclose to any Person the fact that the Confidential Information has been made available, that such Recipient is entering into this Agreement, or any other facts with respect to this Agreement.

(iii) Upon payment in full of all obligations owing to a Recipient and termination of such Recipient’s Commitments, if any, hereunder, copies of the Confidential Information shall be returned to the Borrower immediately upon its request, except for that portion of the information which consists of analyses, compilations, forecasts, studies or other documents prepared by a Recipient or its Representatives based on Confidential Information, which portion shall either be destroyed (as evidenced by a certificate of destruction signed by a duly authorized offer of such Recipient) or held by such Recipient and kept confidential and subject to the terms of this Section; provided that such Recipient shall not be required to return or destroy Confidential Information to the extent such Recipient reasonably determines that its retention of such Confidential Information is required by applicable law or regulation. Any oral Confidential Information shall continue to be subject to the terms of this Section.

(iv) Confidential Information shall not include such portions of the information furnished to a Recipient which (i) are or become generally available to the public other than as a result of a disclosure by such Recipient or its Representatives in violation of this Agreement, (ii) become available to such Recipient on a non-confidential basis from a source (other than the Borrower or its Representatives) which is not known by such Recipient to be prohibited from disclosing such information to such Recipient, or (iii) were in such Recipient’s possession prior to being furnished to such Recipient or its Representatives provided that the source of such information was not known by such Recipient to be prohibited from disclosing the information to such Recipient.

(v) Except as otherwise expressly set forth in this Agreement or the other Credit Documents, each Recipient acknowledges that neither the Borrower nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the information furnished to such Recipient, and that neither the Borrower nor any of its Representatives shall have any liability resulting from the use of the information furnished to any Recipient, errors therein or omissions therefrom.

(vi) In the event any Recipient or any person to whom it transmits the Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the information, such Recipient shall, to the extent permitted by law, provide the Borrower with prompt written notice thereof so that the Borrower may seek a protective order or other appropriate remedy and/or waiver of such Recipient’s compliance with the provisions of this section. In the event that such protective order or other remedy is not obtained, or that the Borrower waives any Recipient’s compliance with the provisions of this section, such Recipient may furnish only that portion of the Confidential Information which it is advised by written opinion of counsel that the disclosure thereof is legally required, and shall exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

(vii) Notwithstanding the foregoing, a Recipient may (i) disclose any Confidential Information to bank examiners, the NAIC and other regulators having jurisdiction over such Recipient; (ii) use any Confidential Information in connection with the management, supervision and enforcement of this Agreement, including the enforcement of such Recipient’s rights under any agreement executed in connection therewith; (iii) disclose any Confidential Information in connection with any litigation or dispute involving any such Person or the Borrower and related to this Agreement or to any use of proceeds of the Loans; (iv) disclose any Confidential Information to other Recipients; and (v) disclose Confidential Information to prospective assignees and Participants and assignees and Participants pursuant to Section 13.04; provided, further, that in each of the foregoing cases, such Person shall use its reasonable efforts to ensure that any such disclosure will be made under procedures reasonably calculated to maintain the confidentiality of such Confidential Information.

For purposes of this Section, “Confidential Information” means information relating to the business, operation or technology of the Borrower or its affiliates which the Borrower has furnished to the Lenders, the Agents, or their Representatives which is either non-public, confidential or proprietary in nature, together with copies and other reproductions thereof, and analyses, compilations, forecasts, studies or other documents prepared by any Lenders or its Representatives which contain or otherwise reflect such information.

This Section 13.16 shall survive termination of this Agreement.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

(c) No Lender provides accounting, tax or legal advice. Notwithstanding Section 13.16(a), the Borrower and each Lender hereby agree and acknowledge that the Borrower, each Lender and each of their respective directors, officers, employees, agents, representatives and advisors are, and have been from the commencement of discussions with respect to the Transaction, permitted to disclose to any and all Persons the structure and tax aspects (within the meaning of Sections 6011 and 6111 of the Internal Revenue Code and the regulations promulgated thereunder), subject to applicable U.S. federal and state securities laws, of the Transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are or have been delivered to the Borrower or any Lender related to such structure and tax aspects, without any Lender imposing any limitation of any kind. This authorization has been effective without limitation of any kind from the commencement of our discussions.

13.17. Liability. No past, present or future director, officer, employee, incorporator, agent or equity holder or Affiliate (other than any Subsidiary) of the Borrower, as such, shall have any liability for any Obligations or for any claim based on, in respect of, or by reason of, the Obligations or their creation (it being understood and agreed that nothing in this Section 13.17 shall affect the obligations of any Credit Party under the Credit Documents to which it is a party). Each Agent, each Issuing Lender and each Lender hereby waives and releases all such liabilities.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

DIRECTV Holdings LLC 2230 East Imperial Highway El Segundo, California 90245	DIRECTV HOLDINGS LLC
Attention: Chief Financial Officer Tel. No.: (310) 964-5031	By:
Fax No.: (310) 964-4991		Name:
Title:

with copies to:

DIRECTV Holdings LLC 2230 East Imperial Highway El Segundo, California 90245
Attention: General Counsel
Tel. No.: (310) 964-4522
Fax No.: (310) 964-4991

Hughes Electronics Corporation
200 North Sepulveda Boulevard
El Segundo, California 90245
Attention: Treasurer
Tel. No.: (310) 662-9771
Fax No.: (310) 332-9083
DEUTSCHE BANK TRUST COMPANY AMERICAS, Individually and as Administrative Agent
By:
Name:
Title:

BANK OF AMERICA, N.A., Individually and as Syndication Agent
By:
Name:
Title:

CITICORP NORTH AMERICA, INC.

By:
Name: Title:

CREDIT SUISSE FIRST BOSTON

By:
Name: Title:

By:
Name: Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:
Name: Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name: Title:

SOCIETE GENERALE

By:
Name: Title:

CIT LENDING SERVICES CORPORATION

By:
Name: Title:

SUMITOMO MITSUI BANKING CORPORATION

By:
Name: Title:

CREDIT INDUSTRIEL ET COMMERCIAL

By:
Name: Title:

NATEXIS BANQUES POPULAIRES

By:
Name: Title:

ALLIED IRISH BANKS PLC.

By:
Name: Title:

By:
Name: Title:

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:
Name: Title:

PROTECTIVE LIFE INSURANCE COMPANY

By:
Name: Title:

SCHEDULE I

COMMITMENTS

Lender	A-1 Term Loan Commitment		A-2 Term Loan Commitment		B Term Loan Commitment		Revolving Loan Commitment
Deutsche Bank Trust Company Americas	$		$		$		$
Bank of America, N.A.	$		$		$		$
Citicorp North America, Inc.	$		$		$		$
Credit Suisse First Boston	$		$		$		$
Goldman Sachs Credit Partners L.P.	$		$		$		$
[OTHER LENDERS]

TOTAL:		$175,000,000		$200,000,000		$1,050,000,000		$250,000,000

SCHEDULE II

LENDER ADDRESSES

Lender	Address
Deutsche Bank Trust Company Americas	31 West 52nd Street New York, New York 10019 Attention: Telephone No.: Telecopier No.:

Bank of America, N.A	100 North Tryon Street Charlotte, North Carolina 28255 Attention: Telephone No.: Telecopier No.:

Citicorp North America, Inc.	388 Greenwich Street New York, New York 10013 Attention: Telephone No.: Telecopier No.:

Credit Suisse First Boston	11 Madison Avenue New York, New York 10010 Attention: Telephone No.: Telecopier No.:

Goldman Sachs Credit Partners L.P.	85 Broad Street New York, New York 10004 Attention: Telephone No.: Telecopier No.:

[OTHER LENDERS]

SCHEDULE III

REAL PROPERTY

SCHEDULE IV

PLANS

SCHEDULE V

SUBSIDIARIES; LEGAL NAMES; ORGANIZATIONAL NUMBERS;

JURISDICTION AND TYPE OF ORGANIZATION; ETC.

SCHEDULE VI

EXISTING INDEBTEDNESS

SCHEDULE VII

INSURANCE

SCHEDULE VIII

SATELLITE LICENSES

SCHEDULE IX

SATELLITES

SCHEDULE X

EXISTING LIENS

SCHEDULE XI

EXISTING INVESTMENTS

SCHEDULE XII

ACCOUNTANT’S CERTIFICATE

We have audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of Borrower and its Subsidiaries (the “Company”) as of December 31, 200_, and the related statements of operations, owner’s equity, and cash flows for the year then ended, and have issued our report thereon dated [date of audit report].

In connection with our audit, nothing came to our attention that caused us to believe that the Company failed to comply with the terms, covenants, provisions or conditions of Section 9.08 through 9.12, inclusive, of the Company’s Credit Agreement, dated as of March 6, 2003, insofar as they relate to financial and accounting matters. However, our audit was not directed primarily toward obtaining knowledge of noncompliance with such Sections.

This report is intended solely for the information and use of the boards of directors and management of the Company and the Lenders and is not intended to be and should not be used by anyone other than these specified parties.